Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Globalstar, Inc.

We have audited the accompanying consolidated balance sheets of Globalstar, Inc. (“Globalstar”) as of December 31, 2009 and 2008, and the related consolidated statements of loss, comprehensive loss, ownership equity, and cash flows for each of the years in the three-year period ended December 31, 2009. We also have audited Globalstar’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Globalstar’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Annual Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globalstar as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Globalstar maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

As discussed in Note 19 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Accounting Standards Update No. 2009-15 Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance, which became effective January 1, 2010 for the Company

/s/ Crowe Horwath LLP

Oak Brook, Illinois
March 12, 2010 except for Note 19, as to which the date is June 17, 2010

GLOBALSTAR, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)

	December 31,
	2009 (1)	2008 (1)
ASSETS
Current assets:
Cash and cash equivalents	$67,881	$12,357
Accounts receivable, net of allowance of $5,735 (2009), and $5,205 (2008)	9,392	10,075
Inventory	61,719	55,105
Advances for inventory	9,332	9,314
Prepaid expenses and other current assets	5,404	5,565
Total current assets	153,728	92,416
Property and equipment, net	964,921	644,031
Other assets:
Restricted cash	40,473	57,884
Deferred financing costs	69,647	8,302
Other assets, net	37,871	14,245
Total assets	$1,266,640	$816,878
LIABILITIES AND OWNERSHIP EQUITY
Current liabilities:
Accounts payable	$76,661	$28,370
Accrued expenses	30,520	29,998
Payables to affiliates	541	3,344
Deferred revenue	19,911	19,354
Current portion of long term debt	2,259	33,575
Total current liabilities	129,892	114,641
Borrowings under revolving credit facility	—	66,050
Long term debt	463,551	172,295
Employee benefit obligations, net of current portion	4,499	4,782
Derivative liabilities	49,755	—
Other non-current liabilities	23,151	13,713
Total non-current liabilities	540,956	256,840
Ownership equity:
Preferred Stock, $0.0001 par value: 100,000,000 shares authorized; issued and outstanding – none at December 31, 2009 and 2008:
Series A Preferred Convertible Stock, $0.0001 par value: one share authorized and none issued and outstanding at December 31, 2009; none authorized, issued or outstanding at December 31, 2008	—	—
Voting Common Stock, $0.0001 par value; 865,000,000 and 800,000,000 shares authorized at December 31, 2009 and December 31, 2008, respectively, 274,384,000 shares issued and outstanding at December 31, 2009; 136,606,000 shares issued and outstanding at December 31, 2008	27	14
Nonvoting Common Stock, $0.0001 par value; 135,000,000 shares authorized, 16,750,000 shares issued and outstanding at December 31, 2009; none authorized, issued or outstanding at December 31, 2008	2	—
Additional paid-in capital	700,814	480,097
Accumulated other comprehensive loss	(1,718)	(6,304)
Retained deficit	(103,333)	(28,410)
Total ownership equity	595,792	445,397
Total liabilities and ownership equity	$1,266,640	$816,878

(1) As revised, see Note 19

See notes to consolidated financial statements.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF LOSS
(In thousands, except per share data)

	Year Ended December 31,
	2009 (1)	2008 (1)	2007
Revenue:
Service revenue	$50,228	$61,794	$78,313
Subscriber equipment sales	14,051	24,261	20,085
Total revenue	64,279	86,055	98,398
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	36,204	37,132	27,775
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	9,881	17,921	13,863
Cost of subscriber equipment sales – impairment of assets	913	405	19,109
Total cost of subscriber equipment sales	10,794	18,326	32,972
Marketing, general, and administrative	49,210	61,351	49,146
Depreciation and amortization	21,862	26,956	13,137
Total operating expenses	118,070	143,765	123,030
Operating loss	(53,791)	(57,710)	(24,632)
Other income (expense):
Gain on extinguishment of debt	—	41,411	—
Interest income	502	4,713	3,170
Interest expense	(6,730)	(5,733)	(9,023)
Derivative loss, net	(15,585)	(3,259)	(3,232)
Other income (expense)	665	(4,497)	8,656
Total other income (expense)	(21,148)	32,635	(429)
Loss before income taxes	(74,939)	(25,075)	(25,061)
Income tax expense (benefit)	(16)	(2,283)	2,864
Net loss	$(74,923)	$(22,792)	$(27,925)
Loss per common share:
Basic	$(0.58)	$(0.27)	$(0.36)
Diluted	(0.58)	(0.27)	(0.36)
Weighted-average shares outstanding:
Basic	128,130	85,478	77,169
Diluted	128,130	85,478	77,169

(1) As revised, see Note 19

See notes to consolidated financial statements.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,
	2009	2008 (1)	2007
Net loss	$(74,923)	$(22,792)	$(27,925)
Other comprehensive loss:
Minimum pension liability adjustment	407	(3,516)	402
Net foreign currency translation adjustment	4,179	(6,199)	4,175
Total comprehensive loss	$(70,337)	$(32,507)	$(23,348)

(1) As revised, see Note 19

See notes to consolidated financial statements.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OWNERSHIP EQUITY
(In thousands, as revised see Note 19)

	Common Shares		Common Stock Amount		Preferred Shares	Preferred Stock Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
Balances – December 31, 2006	72,545		$7		—	$—	$238,919	$(1,166)	$22,937	$260,697
Adoption of FIN 48	—		—		—	—	—	—	(630)	(630)
Issuance of common stock related to GAT settlement (including interest)	154		—		—	—	123	—	—	123
Issuance of common stock in connection with Thermo agreement	9,443		1		—	—	152,656	—	—	152,657
Issuance of restricted stock awards and recognition of stock-based compensation	1,179		—		—	—	10,430	—	—	10,430
Issuance of common stock related to GdeV acquisition	25		—		—	—	246	—	—	246
Contribution of services	—		—		—	—	420	—	—	420
Conversion of redeemable common stock related to GAT settlement	347		—		—	—	4,949	—	—	4,949
Other comprehensive income	—		—		—	—	—	4,577	—	4,577
Net income	—		—		—	—	—	—	(27,925)	(27,925)
Balances – December 31, 2007	83,693		$8		—	$—	$407,743	$3,411	$(5,618)	$405,544
Conversion of Notes	25,811		3		—	—	6,524	—	—	6,527
Issuance of restricted stock awards and recognition of stock-based compensation	2,051		—		—	—	12,608	—	—	12,608
Issuance of common stock in relation to Brazil acquisition	883		—		—	—	6,000	—	—	6,000
Contribution of services	—		—		—	—	449	—	—	449
Issuance of common stock under the Share Loan Facility, net	24,168		3		—	—	520	—	—	523
Issuance of convertible notes, net of deferred taxes of $22,417 and issuance costs of $1,762	—		—		—	—	29,978	—	—	29,978
Adoption of accounting guidance related to share loan agreement	—		—		—	—	16,275	—	—	16,275
Other comprehensive loss	—		—		—	—	—	(9,715)	—	(9,715)
Net loss	—		—		—	—	—	—	(22,792)	(22,792)
Balances – December 31, 2008	136,606		$14		—	$—	$480,097	$(6,304)	$(28,410)	$445,397
Issuance of restricted stock awards and recognition of stock-based compensation	7,112		—			—	10,341	—	—	10,341
Conversion of Revolving Credit Facility to Common Shares	10,000		1		—	—	7,799	—	—	7,800
Conversion of Term Loan and Revolving Credit Facility to Preferred Series A Stock (net of offering costs)	—		—		1	—	180,052	—	—	180,052
Conversion of Preferred Series A Stock to Common Shares	126,174		13		(1)	—	—	—	—	13
Issuance of common stock to Thermo	1,391		—		—	—	1,000	—	—	1,000
Contribution of services	—		—		—	—	337	—	—	337
Warrants issued associated with Subordinated loan	—		—		—	—	5,215	—	—	5,215
Common stock issued in connection with conversions of 8% Notes	10,175		1		—	—	10,473	—	—	10,474
Issuance of common stock in connection with interest payments related to 8% Notes	246		—		—	—	—	—	—	—
Return of common stock under share loan facility	(6,868)		—		—	—	—	—	—	—
Issuance of stock in connection with acquisition	6,298		—		—	—	5,500	—	—	5,500
Other comprehensive income	—		—		—	—	—	4,586	—	4,586
Net loss	—		—		—	—	—	—	(74,923)	(74,923)
Balances – December 31, 2009	291,134	(1)	$29	(1)	—	$—	$700,814	$(1,718)	$(103,333)	$595,792

(1)  Includes 274,384 and 16,750 shares of voting common stock and non-voting common stock, respectively.

See notes to consolidated financial statements.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2009	2008 (1)	2007
Cash flows from operating activities:
Net income (loss)	$(74,923)	$(22,792)	$(27,925)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	21,862	26,956	13,137
Stock-based compensation expense	9,947	12,482	9,570
Change in fair value of derivative instruments and derivative liabilities	15,585	3,259	3,232
Gain on conversion of convertible notes	—	(41,411)	—
Provision for bad debts	824	1,818	1,774
Interest income on restricted cash	(115)	(4,015)	(2,310)
Equity losses in investee	1,928	249	—
Amortization of deferred financing costs	4,056	2,913	8,109
Impairment of assets	913	405	19,109
Non-cash expenses related to debt conversion	—	508	—
Other	669	(870)	64
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,405	(128)	6,416
Inventory	4,189	(12,416)	(36,445)
Advances for inventory	(132)	(1,695)	7,912
Prepaid expenses and other current assets	895	2,137	(971)
Other assets	(4,704)	(1,805)	(44)
Accounts payable	(8,584)	6,825	2,494
Payables to affiliates	(2,967)	2,261	(5,075)
Accrued expenses and employee benefit obligations	8,348	(5,123)	(2,503)
Other non-current liabilities	796	(965)	(503)
Deferred revenue	1,585	822	(3,710)
Net cash used in operating activities	(18,423)	(30,585)	(7,669)
Cash flows from investing activities:
Spare and second-generation satellites and launch costs	(300,615)	(268,433)	(165,377)
Second-generation ground	(21,212)	(5,697)	—
Property and equipment additions	(2,271)	(11,956)	(4,612)
Proceeds from sale of property and equipment	—	141	263
Payment for intangible assets	—	—	(1,657)
Investment in businesses	(1,823)	(2,620)	—
Cash acquired on purchase of subsidiary	—	1,839	—
Restricted cash	14,229	28,145	(11,995)
Net cash used in investing activities	(311,692)	(258,581)	(183,378)
Cash flows from financing activities:
Proceeds from Thermo under the irrevocable standby stock purchase agreement	—	—	152,657
Borrowings from long term debt	—	100,000	—
Proceeds from revolving credit loan, net	7,750	16,050	50,000
Borrowings from 5.75% Notes	—	150,000	—
Payments on notes payable	—	—	(477)
Borrowings from 8.00% Notes	55,000	—	—
Borrowings from Facility Agreement	371,219	—	—
Borrowings from subordinated loan agreement	25,000	—	—
Borrowings under short-term loan	2,259	—	—
Deferred financing cost payments	(63,047)	(4,893)	(2,503)
Payments for interest rate cap instrument	(12,425)	—	—
Payments related to interest rate swap derivative margin account	—	(9,144)	(6,188)
Issuance of common stock	1,000	520	—
Net cash from financing activities	386,756	252,533	193,489
Effect of exchange rate changes on cash	(1,117)	11,436	(8,586)
Net increase (decrease) in cash and cash equivalents	55,524	(25,197)	(6,144)
Cash and cash equivalents, beginning of period	12,357	37,554	43,698
Cash and cash equivalents, end of period	$67,881	$12,357	$37,554
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$15,379	$15,987	$3,526
Income taxes	$308	$1,001	$173
Supplemental disclosure of non-cash financing and investing activities:
Conversion of Thermo LOC, term loan and accrued interest from debt to equity	$180,177	—	—
Accrued launch costs and second-generation satellites costs	$58,055	$14,762	$3,583
Conversion of note receivable to equity in investee company	$7,500	—	—
Vendor financing of second-generation Globalstar System	—	$57,200	—
Accrual of interest for spare and second-generation satellites and launch costs	$7,185	$15,964	$196
Capitalized interest paid in common stock and 8% Notes	$7,257	—	—
Conversion of Convertible Senior Notes into common stock	$10,738	$78,196	—

(1) As revised, see Note 19

See notes to consolidated financial statements.

GLOBALSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Globalstar, Inc. (“Globalstar” or the “Company”) was formed as a Delaware limited liability company in November 2003 and was converted into a Delaware corporation on March 17, 2006.

Globalstar is a leading provider of mobile voice and data communications services via satellite. Globalstar’s network, originally owned by Globalstar, L.P. (“Old Globalstar”), was designed, built and launched in the late 1990s by a technology partnership led by Loral Space and Communications (“Loral”) and Qualcomm Incorporated (“Qualcomm”). On February 15, 2002, Old Globalstar and three of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. In 2004, Thermo Capital Partners LLC (“Thermo”) became Globalstar’s principal owner, and Globalstar completed the acquisition of the business and assets of Old Globalstar. Thermo remains Globalstar’s largest stockholder. Globalstar’s Executive Chairman controls Thermo and its affiliates. Two other members of Globalstar’s Board of Directors are also directors, officers or minority equity owners of various Thermo entities.

Globalstar offers satellite services to commercial and recreational users in more than 120 countries around the world. The Company’s voice and data products include mobile and fixed satellite telephones, Simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Globalstar’s customers include those in the following industries: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity, as well as individual recreational users.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates. Certain reclassifications have been made to prior year consolidated financial statements to conform to current year presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of Globalstar and all its subsidiaries. All significant inter-company transactions and balances have been eliminated in the consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less.

Restricted Cash

Restricted cash is comprised of funds held in escrow by two financial institutions to secure the Company’s payment obligations related to its contract for the construction of its second-generation satellite constellation and the remaining scheduled semi-annual interest payments on the 5.75 % Notes through April 1, 2011.

Derivatives

The Company enters into financing arrangements that are hybrid instruments that contain embedded derivative features. The Company accounts for these arrangement in accordance with the Financial Accounting Standards Board (“FASB”) ASC 815-10-50, “Accounting for Derivative Instruments and Hedging Activities,” “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock,” as well as related interpretations of these standards. In accordance with this guidance, derivative instruments are recognized as either assets or liabilities in the statement of financial position and are measured at fair value with gains or losses recognized in earnings. Embedded derivatives that are not clearly and closely related to the host contract are bifurcated and recognized at fair value with changes in fair value recognized as either a gain or loss in earnings if they can be reliably measured. The Company determines the fair value of derivative instruments based on available market data using appropriate valuation models.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and restricted cash. Cash and cash equivalents and restricted cash consist primarily of highly liquid short-term investments deposited with financial institutions that are of high credit quality.

Accounts Receivable

Accounts receivable are uncollateralized, without interest and consist primarily of on-going service revenue and equipment receivables. The Company performs on-going credit evaluations of its customers and records specific allowances for bad debts based on factors such as current trends, the length of time the receivables are past due and historical collection experience. Accounts receivable are considered past due in accordance with the contractual terms of the arrangements. Accounts receivable balances that are determined likely to be uncollectible are included in the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

The following is a summary of the activity in the allowance for doubtful accounts (in thousands):

	Year Ended December 31,
	2009	2008	2007
Balance at beginning of period	$5,205	$4,177	$3,609
Provision, net of recoveries	824	1,818	1,774
Write-offs	(294)	(790)	(1,206)
Balance at end of period	$5,735	$5,205	$4,177

Inventory

Inventory consists of purchased products, including fixed and mobile user terminals, accessories and gateway spare parts. Inventory is stated at the lower of cost or market value. Cost is computed using the first-in, first-out (FIFO) method which determines the acquisition cost on a FIFO basis. Inventory allowances are recorded for inventories with a lower market value or which are slow moving. Unsaleable inventory is written off. During 2009, 2008 and 2007, the Company recorded $0.9 million, $0.4 million and $19.1 million, respectively, in impairment charges on its inventory representing a write-down of its first generation phone and accessory inventory, respectively. This charge was recognized after assessment of the Company’s inventory quantities and its recent and projected equipment sales.

Property and Equipment

Property and equipment is stated at acquisition cost, less accumulated depreciation and impairment. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, as follows:

Globalstar System:
Space component	Up to periods of 8 years from commencement of service
Ground component	Up to periods of 8 years from commencement of service
Furniture, fixtures & equipment	3 to 10 years
Leasehold improvements	Shorter of lease term or the estimated useful lives of the improvements, generally 5 years

The Globalstar System includes costs for the design, manufacture, test, and launch of a constellation of low earth orbit satellites, including in-orbit spare satellites (the “Space Component”), and primary and backup control centers and gateways (the “Ground Component”).

The Company records losses from the in-orbit failure of a satellite in the period it is determined that the satellite is not recoverable.

The Company reviews the carrying value of the Globalstar System for impairment every fourth quarter or whenever events or changes in circumstances indicate that the recorded value of the Space Component and Ground Component may not be recoverable. Globalstar looks to current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. If impairment is determined to exist, any related impairment loss is calculated based on fair value.

The Globalstar System includes costs for the design, manufacture, test, and launch of a constellation of low earth orbit satellites, including satellites put into service which were previously recorded as spare satellites and held as ground spares until the Company launched four satellites each in May and October 2007. The spare satellites and associated launch costs included costs that were considered construction-in-progress and were transferred to Globalstar System when placed into service. The Company began depreciating costs for each particular satellite over an estimated life of eight years from the date it was placed into service.

Deferred Financing Costs

These costs represent costs incurred in obtaining long-term debt, credit facilities and long term convertible senior notes. These costs are classified as long-term other assets and are amortized as additional interest expense over the term of the corresponding debt, credit facilities or the first put option date for the long term convertible notes. As of December 31, 2009 and 2008, the Company had net deferred financing costs of $69.6 million and $8.3 million, respectively. The Company incurred an additional $73.6 million in financing costs during 2009. Approximately $6.5 million and $0.4 million of deferred financing costs were recorded as interest expense for the years ended December 31, 2009 and 2008, respectively.

Asset Retirement Obligation

The Company capitalized, as part of the carrying amount, the estimated costs associated with the eventual retirement of five gateways owned by the Company. As of December 31, 2009 and 2008, the Company had accrued approximately $0.8 million and $0.7 million, respectively, for asset retirement obligations. The Company believes this estimate will be sufficient to satisfy the Company’s obligation under leases to remove the gateway equipment and restore the sites to their original condition.

Revenue Recognition and Deferred Revenues

Monthly access fees billed to retail customers and resellers, representing the minimum monthly charge for each line of service based on its associated rate plan, are billed on the first day of each monthly bill cycle. Airtime minute fees in excess of the monthly access fees are billed in arrears on the first day of each monthly billing cycle. To the extent that billing cycles fall during the course of a given month and a portion of the monthly services has not been delivered at month end, fees are prorated and fees associated with the undelivered portion of a given month are deferred. Under certain annual plans, where customers prepay for minutes, revenue is deferred until the minutes are used or the prepaid time period expires. Unused minutes are accumulated until they expire, usually one year after activation. In addition, the Company offers other annual plans whereby the customer is charged an annual fee to access our system. These fees are recognized on a straight-line basis over the term of the plan. In some cases, the Company charges a per minute rate whereby it recognizes the revenue when each minute is used.

Occasionally the Company has granted to customers credits which are expensed or charged against deferred revenue when granted.

Subscriber acquisition costs include items such as dealer commissions, internal sales commissions and equipment subsidies and are expensed at the time of the related sale.

The Company also provides certain engineering services to assist customers in developing new applications related to our system. The revenues associated with these services are recorded when the services are rendered, and the expenses are recorded when incurred. The Company records revenues and costs associated with long term engineering contracts on the percentage-of-completion method of accounting.

The Company owns and operates its satellite constellation and earns a portion of its revenues through the sale of airtime minutes on a wholesale basis to independent gateway operators. Revenue from services provided to independent gateway operators is recognized based upon airtime minutes used by customers of independent gateway operators and contractual fee arrangements. Where collection is uncertain, revenue is recognized when cash payment is received.

During the second quarter of 2007, the Company introduced an unlimited airtime usage service plan (called the Unlimited Loyalty plan) which allows existing and new customers to use unlimited satellite voice minutes for anytime calls for a fixed monthly or annual fee. The unlimited loyalty plan incorporates a declining price schedule that reduces fixed monthly fee at the completion of each calendar year through the duration of the customer agreement, which ends on June 30, 2010. Customers have an option to extend their customer agreement by one year at a discounted fixed price. The Company records revenue for this plan on a monthly basis based on a straight line average derived by computing the total fees charged over the term of the customer agreement (including the optional year) and dividing it by the number of the months. If a customer cancels prior to the ending date of the customer agreement, the balance in deferred revenue is recognized as revenue.

The Company sells SPOT satellite GPS messenger services as annual plans and bills the customer at the time the customer activates the service. The Company defers revenue on such annual service plans upon activation and recognizes it ratably over service term.

Subscriber equipment revenue represents the sale of fixed and mobile user terminals, accessories and SPOT satellite GPS messenger product. The Company recognizes revenue upon shipment provided title and risk of loss have passed to the customer, persuasive evidence of an arrangement exists, the fee is fixed and determinable and collection is probable.

At times, the Company will sell subscriber equipment through multi-element contracts that bundle subscriber equipment with services. When the Company sells subscriber equipment and services in bundled arrangements and determines that it has separate units of accounting, the Company will allocate the bundled contract price among the various contract deliverables based on each deliverable’s relative fair value. The Company will determine vendor specific objective evidence of fair value by assessing sales prices of subscriber equipment and services when they are sold to customers on a stand-alone basis.

At December 31, 2009 and 2008, the Company’s deferred revenue aggregated approximately $22.4 million (of which $2.5 million was included in non-current liabilities) and $20.6 million (of which $1.3 million was included in non-current liabilities), respectively.

The Company does not record sales and use tax and other taxes collected from its customers in revenue.

Research and Development Expenses

Research and development costs were $4.3 million, $3.2 million and $2.9 million for 2009, 2008 and 2007, respectively, and are expensed as incurred as cost of services.

Advertising Expenses

Advertising expenses were $3.4 million, $5.4 million and $1.5 million for 2009, 2008 and 2007, respectively, and are expensed as incurred as part of marketing, general and administrative expenses.

Foreign Currency

Foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates and revenue and expenses are translated at the average exchange rates in effect during each period. For 2009, 2008 and 2007, the foreign currency translation adjustments were $4.2 million, $(6.2) million and $4.2 million, respectively.

Foreign currency transaction gains and (losses) are included in net income. Foreign currency transaction gains (losses) were $1.7 million, $(4.5) million and $8.2 million for 2009, 2008 and 2007, respectively. These were classified as other income or expense on the statement of operations.

Income Taxes

Until January 1, 2006, the Company and its U.S. operating subsidiary were treated as partnerships for U.S. tax purposes (Note 8). Generally, taxable income or loss, deductions and credits of the partnership are passed through to its partners. Effective January 1, 2006, the Company elected to be taxed as a C corporation for U.S. tax purposes and began accounting for income taxes as a corporation.

As of December 31, 2009 and 2008, the Company had gross deferred tax assets of approximately $148.4 million and $122.6 million, respectively. The Company established a valuation reserve of $148.4 million and $122.6` million as of December 31, 2009 and 2008, respectively, due to its concern that it may be more likely than not that the Company may not be able to utilize the deferred tax assets.

Stock-Based Compensation

The Company is required to recognize compensation expense in the financial statements for both employee and non-employee share-based awards based on the grant date fair value of those awards. Additionally, stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.

Segments

Globalstar operates in one segment, providing voice and data communication services via satellite. As a result, all segment-related financial information is included in the consolidated financial statements.

Comprehensive Income (Loss)

All components of comprehensive income (loss), including the minimum pension liability adjustment and foreign currency translation adjustment, are reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources.

Earnings Per Share

The Company is required to present basic and diluted earnings per share. Basic earnings per share is computed based on the weighted-average number of common shares outstanding during the period. Common stock equivalents are included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive.

The following table sets forth the computations of basic and diluted loss per share (in thousands, except per share data):

	Year Ended December 31, 2009
	Income (Numerator)	Weighted-Average Shares Outstanding (Denominator)	Per-Share Amount
Basic and dilutive loss per common share
Net loss	$(74,923)	128,130	$(0.58)

	Year Ended December 31, 2008
	Income (Numerator)	Weighted-Average Shares Outstanding (Denominator)	Per-Share Amount
Basic and dilutive loss per common share
Net Loss	$(22,792)	85,478	$(0.27)

	Year Ended December 31, 2007
	Income (Numerator)	Weighted-Average Shares Outstanding (Denominator)	Per-Share Amount
Basic and dilutive loss per common share
Net loss	$(27,925)	77,169	$(0.36)

For 2009, 2008 and 2007, diluted net loss per share of common stock is the same as basic net loss per share of common stock, because the effects of potentially dilutive securities are anti-dilutive. See Note 15 for potentially dilutive shares.

At December 31, 2009 and 2008, 17.3 million and 24.2 million, respectively, in Borrowed Shares related to our Share Lending Agreement (See Note 19) remained outstanding. The Company does not consider the Borrowed Shares outstanding for the purposes of computing and reporting its earnings per share.

Issued Accounting Pronouncements Recently Adopted

Effective January 1, 2010, the Company adopted the Financial Accounting Standards Board’s (“FASB’s”) recently issued guidance on accounting for share loan facilities (see Note 19).

Effective June 30, 2009, the Company adopted the requirements of FASB ASC 855 (previously FASB SFAS No. 165, “Subsequent Events”) for subsequent events, which established standards for the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are available to be issued. These standards are largely the same guidance on subsequent events which previously existed only in auditing literature.

Effective April 1, 2009, the Company adopted the disclosure requirements of FASB ASC 820-10-50 (previously FSP FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments” ). These disclosures have been provided in Note 13, “Derivatives.”

Effective January 1, 2009, the Company adopted the fair value measurement and disclosure requirements of FASB ASC 820 (previously SFAS No. 157, “ Fair Value Measurements” ) for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820 did not have an impact on the Consolidated Financial Statements.

In May 2008, the FASB issued guidance regarding accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). The guidance requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. As such, the initial debt proceeds from the sale of the Company’s 5.75% Convertible Senior Notes (the 5.75% Notes), which are discussed in more detail in Note 15 to the Consolidated Financial Statements, are required to be allocated between a liability component and an equity component as of the debt issuance date. The resulting debt discount is amortized over the instrument’s expected life as additional non-cash interest expense.

This guidance was effective for fiscal years beginning after December 15, 2008 and required retrospective application. During the first quarter of 2009, the Company adopted this guidance. All prior year information has been revised to present the retrospective adoption of this guidance. The adoption of this guidance is described further below and in more detail in Note 19 to the Company’s consolidated financial statements contained in a Current Report on Form 8-K dated August 21, 2009.

The adoption of this guidance changed the Company’s full-year 2008 Consolidated Statements of Operations because the gains associated with conversions and exchanges of 5.75% Notes in 2008 were recorded in stockholders’ equity prior to adoption of this standard. The Company capitalized the interest associated with the accretion of debt discount recorded in connection with this adoption, which resulted in an increase to property and equipment.

Issued Accounting Pronouncements Not Yet Adopted

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06. This ASU amends the ASC guidance on Fair Value Measurements and Disclosures. The ASU requires new disclosures regarding the transfer of items from Levels 1 and 2, new disclosure on the activity within Level 3 fair value measurements and increased disclosure regarding the inputs and valuation techniques for Level 2 and 3 measurements. The adoption of the ASU will increase disclosure but should have no impact on the Company’s financial position, results of operations, and cash flows.

In October 2009, the FASB issued ASU No. 2009-14, which provides new standards for the accounting for certain revenue arrangements that include software elements. These new standards amend the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. These new standards are effective for Globalstar beginning in the first quarter of fiscal year 2011, however early adoption is permitted. The Company does not expect these new standards to significantly impact its Consolidated Financial Statements.

In October 2009, the FASB issued ASU No. 2009-13, which eliminates the use of the residual method and incorporates the use of an estimated selling price to allocate arrangement consideration. In addition, the revenue recognition guidance amends the scope to exclude tangible products that contain software and non-software components that function together to deliver the product’s essential functionality. The amendments to the accounting standards related to revenue recognition are effective for fiscal years beginning after June 15, 2010. Upon adoption, the Company may apply the guidance retrospectively or prospectively for new or materially modified arrangements. The Company is currently evaluating the financial impact that this accounting standard will have on its Consolidated Financial Statements.

3. ACQUISITION

On December 18, 2009, Globalstar entered into an agreement with Axonn L.L.C. (“Axonn”) pursuant to which one of the Company’s wholly-owned subsidiaries acquired certain assets and assumed certain liabilities of Axonn in exchange for payment at closing of $1.5 million in cash, subject to a working capital adjustment, and $5.5 million in shares of its voting common stock. Of these amounts, $500,000 in cash is held in an escrow account to cover expenses related to the voluntary replacement of first production models of our second-generation SPOT satellite GPS messenger devices. Additionally, 2,750,000 shares of stock are held in escrow for any pre-acquisition contingencies not disclosed during the transaction. Globalstar may be obligated to pay up to an additional $10.8 million for earnout payments based on sales of existing and new products over a five-year earnout period. As of December 31, 2009, the Company’s best estimate of the total earnout will be 100% or $10.8 million; consequently, the Company accrued the fair value of that expected earnout or approximately $6.0 million. Earnout payments will be made principally in stock (not to exceed 10% of the Company’s pre-transaction outstanding common stock), but may be paid in cash after 13 million shares have been issued at Globalstar’s option. Axonn was the principal supplier of the SPOT satellite GPS messenger products.

In connection with the transaction described above, the Company issued 6,298,058 shares of voting common stock to Axonn and certain of its lenders under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering. The recipients may not sell any of these shares until the first anniversary of the closing.

The following table summarizes the Company’s initial allocation of the purchase price to the assets acquired and liabilities assumed in the acquisition (in thousands):

December 18, 2009
Accounts receivable	$1,176
Inventory	2,424
Property and equipment	931
Intangible assets and goodwill	10,776
Total assets acquired	$15,307
Accounts payable and other accrued liabilities	2,311
Total liabilities assumed	$2,311
Net assets acquired	$12,996

The Company is accounting for the acquisition using the purchase method of accounting. The Company allocated the total estimated purchase prices to net tangible assets and identifiable intangible assets based on their fair values as of the date of the acquisition, recording the excess of the purchase price over those fair values as goodwill. This allocation is preliminary due to the acquisition being completed late in the Company’s fiscal year and the Company will be unable to complete the valuation prior to this report’s filing date. This allocation will be finalized within one year from the acquisition date.

The Company has included the results of operations of Axonn in its consolidated financial statements from the date of acquisition. The results of Axonn prior to the acquisition are not material.

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	December 31,
	2009	2008
Globalstar System:
Space component	$132,982	$132,982
Ground component	31,623	26,154
Construction in progress:
Second-generation satellites, ground and related launch costs	852,466	518,297
Other	1,223	958
Furniture and office equipment	20,316	16,872
Land and buildings	4,308	3,810
Leasehold improvements	823	687
	1,043,741	699,760
Accumulated depreciation	(78,820)	(55,729)
	$964,921	$644,031

Property and equipment consists of an in-orbit satellite constellation, ground equipment, second-generation satellites under construction and related launch costs, second-generation ground component and support equipment located in various countries around the world.

In June 2009, Globalstar and Thales Alenia Space entered into an amended and restated contract for the construction of second-generation low-earth orbit satellites to incorporate prior amendments, acceleration requests and make other non-material changes to the contract entered into in November 2006. The total contract price, including subsequent additions, is approximately €678.9 million. Upon closing of the Facility Agreement (See Note 15 “Borrowings”), amounts in the escrow account became unrestricted and were reclassed to cash and cash equivalents.

In March 2007, the Company and Thales Alenia Space entered into an agreement for the construction of the Satellite Operations Control Centers, Telemetry Command Units and In Orbit Test Equipment (collectively, the Control Network Facility) for the Company’s second-generation satellite constellation. The total contract price for the construction and associated services is €9.8 million, consisting primarily of €4.1 million for the Satellite Operations Control Centers, €3.6 million for the Telemetry Command Units and €2.1 million for the In Orbit Test Equipment, with payments to be made on a quarterly basis through completion of the Control Network Facility in the first quarter of 2010.

In September 2007, the Company and Arianespace (the Launch Provider) entered into an agreement for the launch of the Company’s second-generation satellites and certain pre and post-launch services. Pursuant to the agreement, the Launch Provider agreed to make four launches of six satellites each, and the Company had the option to require the Launch Provider to make four additional launches of six satellites each. The total contract price for the first four launches is approximately $216.1 million. In July 2008, the Company amended its agreement with the Launch Provider for the launch of the Company’s second-generation satellites and certain pre and post-launch services. Under the amended terms, the Company could defer payment on up to 75% of certain amounts due to the Launch Provider. The deferred payments incurred annual interest at 8.5% to 12% and became payable one month from the corresponding launch date. As of December 31, 2009 and 2008, the Company had approximately none and $47.3 million, respectively, in deferred payments outstanding to the Launch Provider. In June 2009, the Company and the Launch Provider again amended their agreement reducing the number of optional launches from four to one and modifying the agreement in certain other respects including terminating the deferred payment provisions. Notwithstanding the one optional launch, the Company is free to contract separately with the Launch Provider or another provider of launch services after the Launch Provider’s firm launch commitments are fulfilled.

In May 2008, the Company and Hughes Network Systems, LLC (Hughes) entered into an agreement under which Hughes will design, supply and implement the Radio Access Network (RAN) ground network equipment and software upgrades for installation at a number of the Company’s satellite gateway ground stations and satellite interface chips to be a part of the User Terminal Subsystem (UTS) in various next-generation Globalstar devices. In January 2010, the Company issued an authorization to proceed on $2.7 million of new features which will result in a revised total contract purchase price of approximately $103.5 million, payable in various increments over a period of 57 months. The Company has the option to purchase additional RANs and other software and hardware improvements at pre-negotiated prices. In August 2009, the Company and Hughes amended their agreement extending the performance schedule by 15 months and revising certain payment milestones. Capitalization of costs has begun based upon reaching technological feasibility of the project. As of December 31, 2009, the Company had made payments of $35.0 million under this contract and expensed $5.7 million of these payments, capitalized $21.8 million under second-generation satellites, ground and related launch costs and $7.5 million is classified as a prepayment in other assets, net.

In October 2008, the Company signed an agreement with Ericsson Federal Inc., a leading global provider of technology and services to telecom operators. In December 2009, the Company amended this contract to increase its obligations by $5.1 million for additional deliverables and features. According to the $27.8 million contract, Ericsson will work with the Company to develop, implement and maintain a ground interface, or core network, system that will be installed at the Company’s satellite gateway ground stations.

As of December 31, 2009 and 2008, capitalized interest recorded was $75.1 million and $39.2 million, respectively. Interest capitalized during 2009 and 2008 was $35.9 million and $38.1 million, respectively. Depreciation expense for 2009 and 2008 was $21.8 million and $26.8 million, respectively.

5. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2009	2008
Accrued interest	$7,434	$14,957
Accrued compensation and benefits	3,404	3,413
Accrued property and other taxes	3,939	3,182
Customer deposits	2,581	2,666
Accrued professional fees	1,641	1,168
Accrued acquisition costs	1,910	—
Accrued commissions	391	448
Accrued telecom	478	433
Warranty reserve	150	101
Accrued second-generation construction and spare satellite launch costs	4,109	35
Other accrued expenses	4,483	3,595
	$30,520	$29,998

Other accrued expenses primarily include outsourced logistics services, storage, maintenance, and roaming charges.

Warranty terms extend from 90 days on equipment accessories to one year for fixed and mobile user terminals. An accrual is made when it is estimable and probable that a loss has been incurred based on historical experience. Warranty costs are accrued based on historical trends in warranty charges as a percentage of gross product shipments. A provision for estimated future warranty costs is recorded as cost of sales when products are shipped. The resulting accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost estimates. The following is a summary of the activity in the warranty reserve account (in thousands):

	Year Ended December 31,
	2009	2008	2007
Balance at beginning of period	$101	$235	$879
Provision	96	67	(177)
Utilization	(47)	(201)	(467)
Balance at end of period	$150	$101	$235

6. PAYABLES TO AFFILIATES

Payables to affiliates relate to normal purchase transactions, excluding interest, and were $0.5 million and $3.3 million at December 31, 2009 and 2008, respectively.

Thermo incurs certain general and administrative expenses on behalf of the Company, which are charged to the Company. For 2009, 2008 and 2007, total expenses were approximately $146,000, $219,000 and $182,000, respectively. For 2009, 2008 and 2007, the Company also recorded $337,000, $449,000 and $420,000, respectively, of non-cash expenses related to services provided by two executive officers of Thermo (who are also Directors of the Company) who receive no cash compensation from the Company which were accounted for as a contribution to capital. The Thermo expense charges are based on actual amounts incurred or upon allocated employee time. Management believes the allocations are reasonable.

7. PENSIONS AND OTHER EMPLOYEE BENEFITS

Pensions

Until June 1, 2004, substantially all Old and New Globalstar employees and retirees who participated and/or met the vesting criteria for the plan were participants in the Retirement Plan of Space Systems/Loral (the “Loral Plan”), a defined benefit pension plan. The accrual of benefits in the Old Globalstar segment of the Loral Plan was curtailed, or frozen, by the administrator of the Loral Plan as of October 23, 2003. Prior to October 23, 2003, benefits for the Loral Plan were generally based upon contributions, length of service with the Company and age of the participant. On June 1, 2004, the assets and frozen pension obligations of the Globalstar Segment of the Loral Plan were transferred into a new Globalstar Retirement Plan (the “Globalstar Plan”). The Globalstar Plan remains frozen and participants are not currently accruing benefits beyond those accrued as of October 23, 2003. Globalstar’s funding policy is to fund the Globalstar Plan in accordance with the Internal Revenue Code and regulations.

Components of the net periodic pension cost of the Company’s contributory defined benefit pension plan for the years ended December 31, were as follows (in thousands):

	2009	2008	2007
Interest and service cost	$805	$759	$761
Expected return on plan assets	(634)	(843)	(802)
Actuarial loss, net	296	16	62
Net periodic pension cost (income)	$467	$(68)	$21

As of the measurement date (December 31), the status of the Company’s defined benefit pension plan was as follows (in thousands):

	2009	2008
Benefit obligation, beginning of year	$13,453	$13,183
Interest and service cost	805	759
Actuarial (gain) loss	983	248
Benefits paid	(807)	(737)
Benefit obligation, end of year	$14,434	$13,453
Fair value of plan assets, beginning of year	$8,671	$11,404
Actual return (loss) on plan assets	1,728	(2,441)
Employer contributions	343	444
Benefits paid	(807)	(736)
Fair value of plan assets, end of year	$9,935	$8,671
Funded status, end of year	$(4,499)	$(4,782)
Unrecognized net actuarial loss	4,773	5,180
Net amount recognized	$274	$398
Amounts recognized on the balance sheet consist of:
Accrued pension liability	$(4,499)	$(4,782)
Accumulated other comprehensive loss	4,773	5,180
Net amount recognized	$274	$398

At December 31, 2009, and 2008, the fair value of plan assets less benefit obligation was recognized as a non-current liability on the Company’s balance sheet in the amount of $4.5 million and $4.8 million, respectively.

The assumptions used to determine the benefit obligations at December 31 were as follows:

	2009	2008
Discount rate	5.60%	5.75%
Rate of compensation increase	N/A	N/A

The principal actuarial assumptions to determine net period benefit cost for the years ended December 31 were as follows:

	2009	2008	2007
Discount rate	5.75%	6.00%	5.75%
Expected rate of return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increase	N/A	N/A	N/A

The assumptions, investment policies and strategies for the Globalstar Plan are determined by the Globalstar Plan Committee. Prior to June 1, 2004, the assumptions, investment policies and strategies for the Globalstar segment of the Loral Plan were determined by the Loral Plan Committee. The expected long-term rate of return on pension plan assets is selected by taking into account the expected duration of the projected benefit obligation for the plans, the asset mix of the plans and the fact that the plan assets are actively managed to mitigate risk.

The plan assets are invested in various mutual funds which have quoted prices. The defined benefit pension plan asset allocation as of the measurement date (December 31) and the target asset allocation, presented as a percentage of total plan assets were as follows:

	2009	2008	Target Allocation
Debt securities	40%	50%	35% – 50%
Equity securities	57%	47%	50% – 60%
Other investments	3%	3%	0% – 5%
Total	100%	100%

The benefit payments to retirees are expected to be paid as follows (in thousands):

Years Ending December 31,
2010	$792
2011	822
2012	843
2013	862
2014	879
2015 – 2019	$4,487

For 2009 and 2008, the Company contributed $343,000 and $444,000, respectively, to the Globalstar Plan. The Company expects to contribute a total of approximately $278,000 to the Globalstar Plan in 2010.

Other Employee Plans

The Company has established various other employee benefit plans, which include an employee incentive program, and other employee/management incentive compensation plans. The employee/management compensation plans are based upon annual performance measures and other criteria and are paid in shares of the Company’s common stock. The total expenses related to these plans for the years ended December 31, 2009, 2008 and 2007 were $9.9 million, $12.5 million and $9.6 million, respectively.

On August 1, 2001, Old Globalstar adopted a defined contribution employee savings plan, or “401(k),” which provided that Old Globalstar would match the contributions of participating employees up to a designated level. Prior to August 1, 2001, Old Globalstar’s employees participated in the Loral 401(k) plan. This plan was continued by New Globalstar. Under this plan, the matching contributions were approximately $395,000, $508,000 and $341,000 for 2009, 2008 and 2007, respectively.

8. TAXES

Until January 1, 2006, the Company and its U.S. operating subsidiaries were treated as partnerships for U.S. tax purposes. Generally, taxable income or loss, deductions and credits of the partnership are passed through to its partners. Effective January 1, 2006, the Company elected to be taxed as a C corporation for U.S. tax purposes, and the Company and its U.S. operating subsidiaries began accounting for income taxes as a corporation.

The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating losses and tax credit carry-forwards. The Company measures deferred tax assets and liabilities using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date.

The Company also recognizes valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers: (i) future reversals of existing taxable temporary differences; (ii) future taxable income exclusive of reversing temporary differences and carry-forwards; (iii) taxable income in prior carry-back year(s) if carry-back is permitted under applicable tax law; and (iv) tax planning strategies.

The components of income tax expense (benefit) were as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Current:
Federal tax (benefit)	$—	$—	$—
State tax	85	21	98
Foreign tax	(101)	(1,302)	3,320
Total	(16)	(1,281)	3,418
Deferred:
Federal and state tax (benefit)	—	(2,763)	—
Foreign tax (benefit)	0	1,761	(554)
Total	0	(1,002)	(554)
Income tax expense (benefit)	$(16)	$(2,283)	$2,864

U.S. and foreign components of income (loss) before income taxes are presented below (in thousands):

	Year Ended December 31,
	2009	2008	2007
U.S. income (loss)	$(69,490)	$(6,628)	$(17,545)
Foreign income (loss)	(5,449)	(18,447)	(7,516)
Total income (loss) before income taxes	$(74,939)	$(25,075)	$(25,061)

As of December 31, 2009, the Company had cumulative U.S. and foreign net operating loss carry-forwards for income tax reporting purposes of approximately $300.7 million and $ 63.2 million, respectively. As of December 31, 2008, the Company had cumulative U.S. and foreign net operating loss carry-forwards for income tax reporting purposes of approximately $ 196.0 million and $52.8 million, respectively. The net operating loss carry-forwards expire on various dates beginning in 2010. A small amount of the net operating loss carryforwards do not expire which are some of the foreign carryforwards.

The Company has not provided for United States income taxes and foreign withholding taxes on approximately $2.9 million of undistributed earnings from certain foreign subsidiaries indefinitely invested outside the United States. Should the Company decide to repatriate these foreign earnings, the Company would have to adjust the income tax provision in the period in which management believes the Company would repatriate the earnings.

Commencing in May 2008, the Company issued $150.0 million of 5.75% Notes. During the fourth quarter of 2008, some of these note holders converted or exchanged their 5.75% Notes for common stock, which resulted in a taxable gain in the U.S. of approximately $71.8 million. On January 1, 2009, the Company adopted ASC 470-20, which was effective retrospectively. Prior to this adoption, the Company had recorded the net tax effect of the conversions and exchanges of the 5.75% Notes during the fourth quarter of 2008 against additional-paid-in-capital and reduced its deferred tax asset at December 31, 2008. The adoption resulted in the Company’s recording of a gain from the exchanges and conversions of the 5.75% Notes.

The components of net deferred income tax assets were as follows (in thousands):

	December 31,
	2009	2008
Federal and foreign net operating loss and credit carry-forwards	$134,756	$75,121
Property and equipment and other long term	3,786	35,286
Accruals and reserves	9,855	12,214
Deferred tax assets before valuation allowance	148,397	122,621
Valuation allowance	(148,397)	(122,621)
Net deferred income tax assets	$—	$—

The change in the valuation allowance during 2009 and 2008 was $25.8 million and $0.2 million, respectively.

The actual provision for income taxes differs from the statutory U.S. federal income tax rate as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Provision at U.S. statutory rate of 35%	$(26,227)	$(6,106)	$(8,762)
Nontaxable partnership interest	—	—	—
State income taxes, net of federal benefit	(4,086)	60	(1,053)
Incorporation of U.S. company	—	—	—
Change in valuation allowance	25,776	1,698	7,195
Effect of foreign income tax at various rates	594	759	1,664
Permanent differences	579	1,322	1,072
Other (including amounts related to prior year tax matters)	3,348	(16)	2,748
Total	$(16)	$(2,283)	$2,864

Tax Audits

The Company operates in various U.S. and foreign tax jurisdictions. The process of determining its anticipated tax liabilities involves many calculations and estimates which are inherently complex. The Company believes that it has complied in all material respects with its obligations to pay taxes in these jurisdictions. However, its position is subject to review and possible challenge by the taxing authorities of these jurisdictions. If the applicable taxing authorities were to challenge successfully its current tax positions, or if there were changes in the manner in which we conduct its activities, the Company could become subject to material unanticipated tax liabilities. It may also become subject to additional tax liabilities as a result of changes in tax laws, which could in certain circumstances have a retroactive effect.

A tax authority has previously notified the Company that the Company (formerly known as Globalstar LLC), one of its subsidiaries, and its predecessor, Globalstar L.P., were under audit for the taxable years ending December 31, 2005, December 31, 2004, and June 29, 2004, respectively. During the taxable years at issue, the Company, its predecessor, and its subsidiary were treated as partnerships for U.S. income tax purposes. In December 2009, the Internal Revenue Service (“IRS”) issued Notices of Final Partnership Administrative Adjustments related to each of the taxable years at issue. The Company disagrees with the proposed adjustments, and intends to pursue the matter through applicable IRS and judicial procedures as appropriate.

As a result of the Company not yet realizing any current tax benefits related to the deductions from the proposed adjustments, the Company would not incur any current additional tax as a result of any adjustment. However, if there is any adjustment to the basis of the assets, this could reduce the Company’s net operating losses and allowed deductions in future years which could negatively impact its future cash flow. The potential impact of such a possibility has been considered in the Company’s analysis and it has adjusted its gross deferred tax asset before valuation allowance to a tax position that is more likely than not to be sustained.

Except for the IRS audit noted above, neither the Company nor any of its subsidiaries are currently under audit by the Internal Revenue Service (“IRS”) or by any state jurisdiction in the United States. The Company’s corporate U.S. tax returns for 2006 and 2007 and its U.S. partnership tax returns filed for years prior to 2006 remain subject to examination by tax authorities. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states.

In the Company’s international tax jurisdictions, numerous tax years remain subject to examination by tax authorities, including tax returns for 2001 and subsequent years in most of the Company’s international tax jurisdictions.

The reconciliation of the Company’s unrecognized tax benefits is as follows (in thousands):

2009
Gross unrecognized tax benefits at January 1, 2009	$80,791
Gross increases (decrease) based on tax positions related to current year	(2,011)
Reductions to tax positions related to prior years Audit settlements paid during 2009	0
Gross unrecognized tax benefits at December 31, 2009	$78,780

The total unrecognized tax benefit of $78.7 million at December 31, 2009 included $6.3 million which, if recognized, could potentially reduce the effective income tax rate in future periods.

In connection with the FIN 48 adjustment, at December 31, 2009 and 2008, the Company recorded interest and penalties of $1.2 million and $0.8 million, respectively.

It is anticipated that the amount of unrecognized tax benefit reflected at December 31, 2009 will not materially change in the next 12 months; any changes are not anticipated to have a significant impact on the results of operations, financial position or cash flows of the Company.

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in evaluating its tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain.

9. GEOGRAPHIC INFORMATION

The revenue by geographic location is presented net of eliminations for intercompany sales, and is as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Service:
United States	$29,994	$32,092	$43,214
Canada	12,774	19,500	26,445
Central and South America	4,778	5,947	2,883
Europe	2,338	3,521	4,692
Others	344	734	1,079
Total service revenue	50,228	61,794	78,313
Subscriber equipment:
United States	5,395	12,513	7,303
Canada	2,815	6,886	5,656
Central and South America	1,584	2,601	1,161
Europe	800	1,895	5,334
Others	3,457	366	631
Total subscriber equipment revenue	14,051	24,261	20,085
Total revenue	$64,279	$86,055	$98,398

The long-lived assets (property and equipment) by geographic location are as follows (in thousands):

	December 31,
	2009	2008
Long-lived assets:
United States	$955,105	$633,624
Central and South America	6,879	7,082
Canada	650	919
Europe	26	130
Others	2,261	2,276
Total long-lived assets	$964,921	$644,031

10. RELATED PARTY TRANSACTIONS

Since 2005, Globalstar has issued separate purchase orders for additional phone equipment and accessories under the terms of previously executed commercial agreements with Qualcomm. Within the terms of the commercial agreements, the Company paid Qualcomm approximately 7.5% to 25% of the total order as advances for inventory. As of December 31, 2009 and 2008, total advances to Qualcomm for inventory were $9.2 million. As of each of December 31, 2009 and 2008, the Company had outstanding commitment balances of approximately $49.4 million. On October 28, 2008, the Company amended its agreement with Qualcomm to extend the term for 12 months and defer delivery of mobile phones and related equipment until April 2010 through July 2011.

On August 16, 2006, the Company entered into an amended and restated credit agreement with Wachovia Investment Holdings, LLC, as administrative agent and swingline lender, and Wachovia Bank, National Association, as issuing lender, which was subsequently amended on September 29 and October 26, 2006. On December 17, 2007, Thermo was assigned all the rights (except indemnification rights) and assumed all the obligations of the administrative agent and the lenders under the amended and restated credit agreement, and the credit agreement was again amended and restated. In connection with fulfilling the conditions precedent to funding under the Company’s Facility Agreement, in June 2009, Thermo converted the loans outstanding under the credit agreement into equity and terminated the credit agreement. In addition, Thermo and its affiliates deposited $60.0 million in a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement, purchased $11.4 million of the Company’s 8% Notes, provided a $2.3 million short-term loan to the Company, and loaned $25.0 million to the Company to fund its debt service reserve account (See Note 15 “Borrowings”).

During 2009 and 2008, the Company purchased approximately $3.7 million and $7.7 million, respectively, of services and equipment from a company whose non-executive chairman serves as a member of the Company’s board of directors.

Purchases and other transactions with affiliates

Total purchases and other transactions from affiliates, excluding interest and capital transactions, were $4.0 million and $7.9 million for 2009 and 2008, respectively.

11. COMMITMENTS AND CONTINGENCIES

Future Minimum Lease Obligations

Globalstar currently has several operating leases for facilities throughout the United States and around the world, including California, Florida, Texas, Canada, Ireland, France, Venezuela, Brazil, Panama, and Singapore. The leases expire on various dates through August 2015. The following table presents the future minimum lease payments (in thousands):

Years Ending December 31,
2010	$1,619
2011	1,071
2012	1,035
2013	748
2014	192
Thereafter	116
Total minimum lease payments	$4,781

Rent expense for 2009, 2008 and 2007 were approximately $1.8 million, $1.6 million and $1.4 million, respectively.

Contractual Obligations

The Company has purchase commitments with Thales, Arianespace, Ericsson, Hughes and other venders totaling approximately $219.8 million, $184.4 million, $110.7 million, $83.4 million and $13.9 million in 2010, 2011, 2012, 2013, 2014 and thereafter, respectively. The Company expects to fund its long-term capital needs with any remaining funds available under its Facility Agreement, cash flow, which it expects will be generated primarily from sales of its Simplex products and services, including its SPOT satellite GPS messenger products and services, and the incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds.

Litigation

From time to time, the Company is involved in various litigation matters involving ordinary and routine claims incidental to our business. Management currently believes that the outcome of these proceedings, either individually or in the aggregate, will not have a material adverse effect on the Company’s business, results of operations or financial condition. The Company is involved in certain litigation matters as discussed below.

IPO Securities Litigation.   On February 9, 2007, the first of three purported class action lawsuits was filed against the Company, its then-current CEO and CFO in the Southern District of New York alleging that the Company’s registration statement related to its initial public offering in November 2006 contained material misstatements and omissions. The Court consolidated the three cases as Ladmen Partners, Inc. v. Globalstar, Inc., et al., Case No. 1:07-CV-0976 (LAP), and appointed Connecticut Laborers’ Pension Fund as lead plaintiff. The parties and the Company’s insurer have agreed to a settlement of the litigation for $1.5 million to be paid by the insurer, which received the presiding judge’s preliminary approval on September 18, 2009. After a hearing on February 18, 2010, the judge approved the settlement.

Walsh and Kesler v. Globalstar, Inc. (formerly Stickrath v. Globalstar, Inc.).   On April 7, 2007, Kenneth Stickrath and Sharan Stickrath filed a purported class action complaint against the Company in the U.S. District Court for the Northern District of California, Case No. 07-cv-01941. The complaint is based on alleged violations of California Business & Professions Code § 17200 and California Civil Code § 1750, et seq., the Consumers’ Legal Remedies Act. In July 2008, the Company filed a motion to deny class certification and a motion for summary judgment. The court deferred action on the class certification issue but granted the motion for summary judgment on December 22, 2008. The court did not, however, dismiss the case with prejudice but rather allowed counsel for plaintiffs to amend the complaint and substitute one or more new class representatives. On January 16, 2009, counsel for the plaintiffs filed a Third Amended Class Action Complaint substituting Messrs. Walsh and Kesler as the named plaintiffs. A joint notice of settlement was filed with the court on March 9, 2010. The Company has recorded a liability for this settlement; however, the amount is not material.

Appeal of FCC S-Band Sharing Decision.   This case is Sprint Nextel Corporation’s petition in the U.S. Court of Appeals for the District of Columbia Circuit for review of, among others, the FCC’s April 27, 2006, decision regarding sharing of the 2495-2500 MHz portion of the Company’s radiofrequency spectrum. This is known as “The S-band Sharing Proceeding.” The Court of Appeals has granted the FCC’s motion to hold the case in abeyance while the FCC considers the petitions for reconsideration pending before it. The Court has also granted the Company’s motion to intervene as a party in the case. The Company cannot determine when the FCC might act on the petitions for reconsideration.

Appeal of FCC L-Band Decision.   On November 9, 2007, the FCC released a Second Order on Reconsideration, Second Report and Order and Notice of Proposed Rulemaking. In the Report and Order (“R&O”) portion of the decision, the FCC effectively decreased the L-band spectrum available to the Company while increasing the L-band spectrum available to Iridium Communications by 2.625 MHz. On February 5, 2008, the Company filed a notice of appeal of the FCC’s decision in the U.S. Court of Appeals for the D.C. Circuit. Briefs were filed and oral argument was held on February 17, 2009. On May 1, 2009, the court issued a decision denying the Company’s appeal and affirming the FCC’s decision. Globalstar has not undertaken any further appeals.

Appeal of FCC ATC Decision.   On October 31, 2008, the FCC issued an Order granting the Company modified Ancillary Terrestrial Component (“ATC”) authority. The modified authority allows the Company and Open Range Communications, Inc. to implement their plan to roll out ATC service in rural areas of the United States. On December 1, 2008, Iridium Communications filed a petition with the U.S. Court of Appeals for the District of Columbia Circuit for review of the FCC’s Order. On the same day, CTIA-The Wireless Association petitioned the FCC to reconsider its Order. The court has granted the FCC’s motion to hold the appeal in abeyance pending the FCC’s decision on reconsideration.

Sorensen Research & Development Trust v. Axonn LLC, et al.   On July 2, 2008, the Company’s subsidiary, Spot LLC, received a notice of patent infringement from Sorensen Research and Development. Sorensen asserts that the process used to manufacture the SPOT satellite GPS messenger violates a U.S. patent held by Sorensen. The manufacturer, Axonn LLC, has assumed responsibility for managing the case under an indemnity agreement with the Company and Spot LLC. Axonn was unable to negotiate a mutually acceptable settlement with Sorensen, and on January 14, 2009, Sorensen filed a complaint against Axonn, Spot LLC and the Company in the U.S. District Court for the Southern District of California. The Company and Axonn filed an answer and counterclaim and a motion to stay the proceeding pending completion of the re-examination of the subject patent. The court granted the motion for stay on July 29, 2009. In connection with the Company’s acquisition of Axonn’s assets in December 2009, Axonn agreed to continue to be responsible for this case, subject to certain limitations. If Axonn fails to perform this obligation, however, the Company’s recourse is generally limited to seeking recovery from its stock held in escrow or reducing the earnout payments that may otherwise be owed to Axonn under the acquisition agreement.

YMax Communications Corp. v. Globalstar, Inc. and Spot LLC.   On May 6, 2009, YMax Communications Corp. filed a patent infringement complaint against the Company and its subsidiary, Spot LLC, in the Delaware U.S. District Court (Civ. Action No. 09-329) alleging that the SPOT satellite GPS messenger service infringes a patent for which YMax is the exclusive licensee. The complaint followed an exchange of correspondence between the Company and YMax in which the Company endeavored to explain why the SPOT service does not infringe the YMax patent. Globalstar filed its answer to the complaint on June 26, 2009. On February 11, 2010, the Company and Ymax agreed to settle the dispute on mutually acceptable terms, and on February 17 the court approved the settlement. The Company has recorded a liability for this settlement; however, the amount is not material.

12. EQUITY INCENTIVE PLAN

The Company’s 2006 Equity Incentive Plan (the Equity Plan) is a broad based, long-term retention program intended to attract and retain talented employees and align stockholder and employee interests. In January 2008, the Company’s Board of Directors approved the addition of approximately 1.7 million shares of the Company’s common stock to the shares available for issuance under the Equity Plan. The Company’s stockholders approved the Amended and Restated Equity Plan on May 13, 2008, which added an additional 3.0 million shares of the Company’s common stock to the shares available for issuance under the Equity Plan. In January and August 2009, the Company’s Board of Directors approved an additional 2.7 million shares and 10.0 million shares, respectively, of the Company’s common stock to the shares available for issuance under the Equity Plan. At December 31, 2009, the number of shares of common stock that remained available for issuance under the Equity Plan was approximately 6.6 million. Equity awards granted to employees in 2008 and 2009 under the Equity Plan consisted of primarily restricted stock awards and restricted stock units. Equity awards generally vest over a period of 2-5 years from the date of grant. The fair value of the restricted stock awards and restricted stock units is based upon the fair value of the Company’s common stock on the date of grant.

The effect of recording stock based compensation expense for 2009, 2008 and 2007 was as follows (in millions):

For the year ended December 31, 2009	Stock options	RSUs	Total
Cost of services (includes research and development)	$—	$2.2	$2.2
Marketing, general and administrative	2.9	4.8	7.7
Total compensation expense	2.9	7.0	9.9
Income tax benefit	(0.3)	(0.7)	(1.0)
Total compensation expense, net of tax	$2.6	$6.3	$8.9

For the year ended December 31, 2008	Stock options	RSUs	Total
Cost of services (includes research and development)	$—	$2.9	$2.9
Marketing, general and administrative	0.3	9.3	9.6
Total compensation expense	0.3	12.2	12.5
Income tax benefit	(0.1)	(0.6)	(0.7)
Total compensation expense, net of tax	$0.2	$11.6	$11.8

For the year ended December 31, 2007	Stock options		RSUs	Total
Cost of services (includes research and development)	$	N/A	$1.9	$1.9
Marketing, general and administrative		N/A	7.7	7.7
Total compensation expense		N/A	9.6	9.6
Income tax benefit		N/A	(0.4)	(0.4)
Total compensation expense, net of tax	$	N/A	$9.2	$9.2

At December 31, 2009 and 2008, the amount related to non-vested shares expected to be amortized over the remaining vesting period was $14.5 million and $13.7 million, respectively. At December 31, 2009 and 2008, the weighted average remaining vesting term of the non-vested shares was 2.1 years and 1.2 years, respectively.

The fair value of stock based awards was estimated using either a Black-Scholes model or a Binomial Lattice model, both of which requires the use of employee exercise behavior data and the use of assumptions including expected volatility, risk-free interest rate, turnover rates and dividends. The table below summarizes the range of assumptions used to determine the fair value the stock based awards and the related weighted average fair values:

Years Ended	2009		2008		2007
	Options	RSUs	Options	RSUs	Options	RSUs
Expected volatility	60% – 120%	N/A	60% – 120%	N/A	N/A	N/A
Risk-free interest rate	<1%	<1%	1% – 3%	1% – 3%	N/A	1% – 3%
Turnover rate	0% – 9%	0% – 9%	0% – 7%	0% – 7%	N/A	0% – 7%
Dividends	—	—	—	—	N/A	—
Expected life of options (years)	2 – 10	1 – 3	2 – 10	1 – 3	N/A	1 – 3

The Company adjusts its estimates of expected equity awards forfeitures based upon its review of recent forfeiture activity and expected future employee turnover. The effect of adjusting the forfeiture rate for all expense is recognized in the period in which the forfeiture estimate is changed. The effect of forfeiture adjustments for the year ended December 31, 2009 and 2008 was $1.5 million and $1.4 million, respectively. The effect of changes to the forfeiture estimates during the year ended December 31, 2007 was insignificant.

Effective August 10, 2007 (the “Effective Date”), the board of directors, upon recommendation of the Compensation Committee, approved the concurrent termination of the Company’s Executive Incentive Compensation Plan and awards of restricted stock or restricted stock units under the Company’s 2006 Equity Incentive Plan to five executive officers (the “Participants”). Each award agreement provides that the recipient will receive awards of restricted common stock (or, for the non-U.S. Participant, restricted stock units, which upon vesting, each entitle him to one share of Globalstar common stock). Total benefits per Participant (valued at the grant date) are approximately $6.0 million, which represents an increase of approximately $1.5 million in potential compensation compared to the maximum potential benefits under the Executive Incentive Compensation Plan. However, the new award agreements extend the vesting period by up to two years through 2011 and provide for payment in shares of common stock instead of cash, thereby enabling the Company to conserve its cash for capital expenditures for the procurement and launch of its second-generation satellite constellation and related ground station upgrades. At December 31, 2009, the amount related to non-vested share awards related to the Company’s Executive Incentive Compensation Plan expected to be amortized over the remaining vesting period was $3.9 million.

A summary of the nonvested shares under the Company’s restricted stock and restricted unit awards and changes during the years, is presented below:

	2009		2008		2007
Issued Nonvested Restricted Stock Awards and Restricted Stock Units	Shares	Weighted- Average Grant-Date Fair Value Per Share	Shares	Weighted- Average Grant-Date Fair Value Per Share	Shares	Weighted- Average Grant-Date Fair Value Per Share
Outstanding at January 1	2,483,412	$8.92	1,618,743	$15.00	221,873	$15.00
Granted	9,076,652	0.88	2,297,173	4.12	1,470,138	10.29
Vested	(7,818,773)	0.79	(1,387,668)	3.44	(50,095)	9.97
Forfeited	(179,562)	8.77	(44,836)	9.71	(23,173)	14.41
Outstanding at December 31	3,561,729	$6.29	2,483,412	$8.92	1,618,743	$11.06

13. DERIVATIVES

In July 2006, in connection with entering into its credit agreement with Wachovia, which provided for interest at a variable rate (See Note 15 “Borrowings”), the Company entered into a five-year interest rate swap agreement. The interest rate swap agreement reflected a $100.0 million notional amount at a fixed interest rate of 5.64%. The interest rate swap agreement did not qualify for hedge accounting treatment. The decline in fair value for 2008 was charged to “Derivative loss, net” in the accompanying Consolidated Statements of Operations. The interest rate swap agreement was terminated on December 10, 2008, by the Company making a payment of approximately $9.2 million.

In June 2009, in connection with entering into the Facility Agreement (See Note 15 “Borrowings”), which provides for interest at a variable rate, the Company entered into ten-year interest rate cap agreements. The interest rate cap agreements reflect a variable notional amount ranging from $586.3 million to $14.8 million at interest rates that provide coverage to the Company for exposure resulting from escalating interest rates over the term of the Facility Agreement. The interest rate cap provides limits on the six-month Libor rate (“Base Rate”) used to calculate the coupon interest on outstanding amounts on the Facility Agreement of 4.00% from the date of issuance through December 2012. Thereafter, the Base Rate is capped at 5.50% should the Base Rate not exceed 6.5%. Should the Base Rate exceed 6.5%, the Company’s Base Rate will be 1% less than the then six-month Libor rate. The Company paid an approximately $12.4 million upfront fee for the interest rate cap agreements. The interest rate cap did not qualify for hedge accounting treatment, and changes in the fair value of the agreements are included in “Derivative loss, net” in the accompanying Consolidated Statement of Operations.

The Company recorded the conversion rights and features embedded within the 8.00% Convertible Senior Unsecured Notes (“8.00% Notes”) as a compound embedded derivative liability within Other Non-Current Liabilities on its Consolidated Balance Sheet with a corresponding debt discount which is netted against the face value of the 8.00% Notes (See Note 15 “Borrowings”). The Company is accreting the debt discount associated with the compound embedded derivative liability to interest expense over the term of the 8.00% Notes using the effective interest rate method. The fair value of the compound embedded derivative liability will be marked-to-market at the end of each reporting period, with any changes in value reported as “Derivative loss, net” in the Consolidated Statements of Operations. The Company determined the fair value of the compound embedded derivative using a Monte Carlo simulation model based upon a risk-neutral stock price model.

Due to the cash settlement provisions and reset features in the warrants issued with the 8.00% Notes (See Note 15 “Borrowings”), the Company recorded the warrants as Other Non-Current Liabilities on its Consolidated Balance Sheet with a corresponding debt discount which is netted against the face value of the 8.00% Notes. The Company is accreting the debt discount associated with the warrant liability to interest expense over the term of the warrants using the effective interest rate method. The fair value of the warrant liability will be marked-to-market at the end of each reporting period, with any changes in value reported as “Derivative loss, net” in the Consolidated Statements of Operations. The Company determined the fair value of the Warrant derivative using a Monte Carlo simulation model based upon a risk-neutral stock price model.

The Company determined that the warrants issued in conjunction with the availability fee for the Contingent Equity Agreement (See Note 15 “Borrowings”), were a liability and recorded it as a component of Other Non-Current Liabilities, at issuance. The corresponding benefit is recorded in prepaid and other non-current assets and is being amortized over the one-year availability period. The fair value of the warrant liability will be marked-to-market at the end of each reporting period, with any changes in value reported as “Derivative loss, net” in the Consolidated Statements of Operations. The Company determined the fair value of the Warrant derivative using a risk-neutral binomial model.

None of the derivative instruments described above was designated as a hedge. The following tables disclose the fair value of the derivative instruments as of December 31, 2009 and 2008, and their impact on the Company’s Consolidated Statements of Operations for 2009 and 2008 (in thousands):

	December 31, 2009		December 31, 2008
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate cap derivative	Other assets, net	$6,801	N/A		N/A
Compound embedded conversion option	Derivative liabilities	(14,235)	N/A		N/A
Warrants issued with 8.00% Notes	Derivative liabilities	(27,711)	N/A		N/A
Warrants issued in conjunction with contingent equity agreement	Derivative liabilities	(7,809)	N/A		N/A
Total		$(42,954)		$	N/A

	Year ended December 31,
	2009		2008
	Location of Gain (loss) recognized in Statement of Operations	Amount of Gain (loss) recognized on Statement of Operations	Location of Gain (loss) recognized in Statement of Operations	Amount of Gain (loss) recognized on Statement of Operations
Interest rate swap derivative	N/A	N/A	Derivative loss, net	$(3,259)
Interest rate cap derivative	Derivative loss, net	(5,624)	N/A	N/A
Compound embedded conversion option	Derivative loss, net	2,997	N/A	N/A
Warrants issued with 8.00% Notes	Derivative loss, net	(14,920)	N/A	N/A
Warrants issued in conjunction with contingent equity agreement	Derivative loss, net	1,962	N/A	N/A
Total		$(15,585)		$(3,259)

14. OTHER COMPREHENSIVE LOSS

The components of other comprehensive loss were as follows (in thousands):

	December 31,
	2009	2008
Accumulated minimum pension liability adjustment	$(4,773)	$(5,180)
Accumulated net foreign currency translation adjustment	3,055	(1,124)
Total accumulated other comprehensive loss	$(1,718)	$(6,304)

15. BORROWINGS

Current portion of long term debt

The current portion of long term debt at December 31, 2009 consisted of a loan of $2.3 million from Thermo which is payable within one year at an annual interest rate of 12%. The current portion of long term debt at December 31, 2008 consisted of $33.6 million due to the Company’s vendors under vendor financing agreements. Details of vendor financing agreements are described later in this Note.

Long Term Debt:

Long term debt consists of the following (in thousands):

	December 31, 2009	December 31, 2008
Amended and Restated Credit Agreement:
Term Loan	$—	$100,000
Revolving credit loans	—	66,050
Total Borrowings under Amended and Restated Credit Agreement	—	166,050
5.75% Convertible Senior Notes due 2028	53,359	48,670
8.00% Convertible Senior Unsecured Notes	17,396	—
Vendor Financing (long term portion)	—	23,625
Facility Agreement	371,219	—
Subordinated loan	21,577	—
Total long term debt	$463,551	$238,345

Borrowings under Facility Agreement

On June 5, 2009, the Company entered into a $586.3 million senior secured facility agreement (the “Facility Agreement”) with a syndicate of bank lenders, including BNP Paribas, Natixis, Société Générale, Caylon, Crédit Industriel et Commercial as arrangers and BNP Paribas as the security agent and COFACE agent. Ninety-five percent of the Company’s obligations under the agreement are guaranteed by COFACE, the French export credit agency. The initial funding process of the Facility Agreement began on June 29, 2009 and was completed on July 1, 2009. The facility is comprised of:

•
a $563.3 million tranche for future payments and to reimburse the Company for amounts it previously paid to Thales Alenia Space for construction of its second-generation satellites. Such reimbursed amounts will be used by the Company (a) to make payments to the Launch Provider for launch services, Hughes for ground network equipment, software and satellite interface chips and Ericsson for ground system upgrades, (b) to provide up to $150 million for the Company’s working capital and general corporate purposes and (c) to pay a portion of the insurance premium to COFACE; and

•	a $23 million tranche that will be used to make payments to the Launch Provider for launch services and to pay a portion of the insurance premium to COFACE.

The facility will mature 96 months after the first repayment date. Scheduled semi-annual principal repayments will begin the earlier of eight months after the launch of the first 24 satellites from the second generation constellation or December 15, 2011. The facility will bear interest at a floating LIBOR rate, plus a margin of 2.07% through December 2012, increasing to 2.25% through December 2017 and 2.40% thereafter. Interest payments will be due on a semi-annual basis beginning January 2010.

The Company’s obligations under the facility are guaranteed on a senior secured basis by all of its domestic subsidiaries and are secured by a first priority lien on substantially all of the assets of Globalstar and its domestic subsidiaries (other than their FCC licenses), including patents and trademarks, 100% of the equity of the Company’s domestic subsidiaries and 65% of the equity of certain foreign subsidiaries.

The Company may prepay the borrowings without penalty on the last day of each interest period after the full facility has been borrowed or the earlier of seven months after the launch of the second generation constellation or November 15, 2011, but amounts repaid may not be reborrowed. The Company must repay the loans (a) in full upon a change in control or (b) partially (i) if there are excess cash flows on certain dates, (ii) upon certain insurance and condemnation events and (iii) upon certain asset dispositions. The Facility Agreement includes covenants that (a) require the Company to maintain a minimum liquidity amount after the second repayment date, a minimum adjusted consolidated EBITDA, a minimum debt service coverage ratio and a maximum net debt to adjusted consolidated EBITDA ratio, (b) place limitations on the ability of the Company and its subsidiaries to incur debt, create liens, dispose of assets, carry out mergers and acquisitions, make loans, investments, distributions or other transfers and capital expenditures or enter into certain transactions with affiliates and (c) limit capital expenditures incurred by the Company to no more than $391.0 million in 2009 and $234.0 million in 2010. The Company is permitted to make cash payments under the terms of its 5.75% Notes. At December 31, 2009, the Company was in compliance with the covenants of the Facility Agreement.

Subordinated Loan Agreement

On June 25, 2009, the Company entered into a Loan Agreement with Thermo whereby Thermo agreed to lend the Company $25 million for the purpose of funding the debt service reserve account required under the Facility Agreement. This loan is subordinated to, and the debt service reserve account is pledged to secure, all of the Company’s obligations under the Facility Agreement. The loan accrues interest at 12% per annum, which will be capitalized and added to the outstanding principal in lieu of cash payments. The Company will make payments to Thermo only when permitted under the Facility Agreement. The loan becomes due and payable six months after the obligations under the Facility Agreement have been paid in full, the Company has a change in control or any acceleration of the maturity of the loans under the Facility Agreement occurs. As additional consideration for the loan, the Company issued Thermo a warrant to purchase 4,205,608 shares of common stock at $0.01 per share with a five-year exercise period. No common stock is issuable upon such exercise if such issuance would cause Thermo and its affiliates to own more than 70% of the Company’s outstanding voting stock.

Thermo borrowed $20 million of the $25 million loaned to the Company under the Loan Agreement from two Company vendors and also agreed to reimburse another Company vendor if its guarantee of a portion of the debt service reserve account were called. The debt service reserve account is included in restricted cash. The Company agreed to grant one of these vendors a one-time option to convert its debt into equity of the Company on the same terms as Thermo at the first call (if any) by the Company for funds under the Contingent Equity Agreement (described below).

The Company determined that the warrant was an equity instrument and recorded it as a part of its stockholders’ equity with a corresponding debt discount of $5.2 million, which is netted against the face value of the loan. The Company is accreting the debt discount associated with the warrant to interest expense over the term of the loan agreement using an effective interest rate method. At issuance, the Company allocated the proceeds under the subordinated loan agreement to the underlying debt and the warrants based upon their relative fair values.

Contingent Equity Agreement

On June 19, 2009, the Company entered into a Contingent Equity Agreement with Thermo whereby Thermo agreed to deposit $60 million into a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement. Under the terms of the Facility Agreement, the Company will be required to make drawings from this account if and to the extent it has an actual or projected deficiency in its ability to meet indebtedness obligations due within a forward-looking 90 day period. Thermo has pledged the contingent equity account to secure the Company’s obligations under the Facility Agreement. If the Company makes any drawings from the contingent equity account, it will issue Thermo shares of common stock calculated using a price per share equal to 80% of the volume-weighted average closing price of the common stock for the 15 trading days immediately preceding the draw. Thermo may withdraw undrawn amounts in the account after the Company has made the second scheduled repayment under the Facility Agreement, which the Company currently expects to be no later than June 15, 2012.

The Contingent Equity Agreement also provides that the Company will pay Thermo an availability fee of 10% per year for maintaining funds in the contingent equity account. This fee is payable solely in warrants to purchase Common Stock at $0.01 per share with a five-year exercise period from issuance. The number of shares subject to the warrants issuable is calculated by taking the outstanding funds available in the contingent equity account multiplied by 10% divided by the Company’s common stock price on valuation dates. The common stock price is subject to a reset provision on certain valuation dates subsequent to issuance whereby the common stock price used in the calculation will be the lower of the Company’s common stock price on the issuance date and the valuation dates. On each of June 19, 2010 and June 19, 2011, additional warrants covering a number of shares equal to 10% of the outstanding balance in the contingent equity account divided by the Company’s common stock price on that date will be issued and subject to the reset provision one year after initial issuance of the warrants. On December 31, 2009, the common stock price used to calculate the first tranche of warrants issued on June 19, 2009 was reset to $0.87 and will be subject to another reset on June 19, 2010 should the common stock price be lower than $0.87 per common share. The Company issued Thermo a warrant to purchase 4,379,562 shares of Common Stock for this fee at origination of the agreement and on December 31, 2009 issued an additional warrant to purchase an additional 2,516,990 shares of common stock due to the reset provisions in the agreement. No voting common stock is issuable if it would cause Thermo and its affiliates to own more than 70% of the Company’s outstanding voting stock. The Company may issue nonvoting common stock in lieu of common stock to the extent issuing common stock would cause Thermo and its affiliates to exceed this 70% ownership level.

The Company determined that the warrants issued in conjunction with the availability fee were a liability and recorded it as a component of Other Non-Current Liabilities, at issuance. The corresponding benefit is recorded in other assets, net and will be amortized over the one year of the availability period.

8.00% Convertible Senior Notes

On June 19, 2009, the Company sold $55 million in aggregate principal amount of 8.00% Notes and warrants (Warrants) to purchase 15,277,771 shares of the Company’s common stock at an initial exercise price of $1.80 per share to selected institutional investors (including an affiliate of Thermo) in a direct offering registered under the Securities Act of 1933.

The Warrants have full ratchet anti-dilution protection, and the exercise price of the Warrants is subject to adjustment under certain other circumstances. In addition, if the closing price of the common stock on September 19, 2010 is less than the exercise price of the Warrants then in effect, the exercise price of the Warrants will be reset to equal the volume-weighted average closing price of the common stock for the previous 15 trading days. In the event of certain transactions that involve a change of control, the holders of the Warrants have the right to make the Company purchase the Warrants for cash, subject to certain conditions. The exercise period for the Warrants began on December 19, 2009 and will end on June 19, 2014.

In December 2009, the Company issued stock at $0.87 per share, which is below the initial set price of $1.80 per share, in connection with its acquisition of the assets of Axonn. Given this transaction and the related provisions in the warrant agreements, the holders of the Warrants received additional warrants to purchase 16.2 million shares of common stock. Additionally, the conversion price of the 8.00% Notes, which are convertible into shares of common stock, was reset to $1.78 per share of common stock.

The 8.00% Notes are subordinated to all of the Company’s obligations under the Facility Agreement. The 8.00% Notes are the Company’s senior unsecured debt obligations and, except as described in the preceding sentence, rank pari passu with its existing unsecured, unsubordinated obligations, including its 5.75% Notes. The 8.00% Notes mature at the later of the tenth anniversary of closing or six months following the maturity date of the Facility Agreement and bear interest at a rate of 8.00% per annum. Interest on the 8.00% Notes is payable in the form of additional 8.00% Notes or, subject to certain restrictions, in common stock at the option of the holder. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2009.

Holders may convert their 8.00% Notes at any time. The current base conversion price for the 8.00% Notes is $1.78 per share or 562.2 shares of the Company’s common stock per $1,000 principal amount of the 8.00% Notes, subject to certain adjustments and limitations. In addition, if the volume-weighted average closing price for one share of the Company’s common stock for the 15 trading days immediately preceding September 19, 2010 (“reset day price”) is less than the base conversion price then in effect, the base conversion rate shall be adjusted to equal the reset day price. If the Company issues or sells shares of its common stock at a price per share less than the base conversion price on the trading day immediately preceding such issuance or sale subject to certain limitations, the base conversion rate will be adjusted lower based on a formula described in the supplemental indenture governing the 8.00% Notes. However, no adjustment to the base conversion rate shall be made if it would cause the Base Conversion Price to be less than $1.00. If at any time the closing price of the common stock exceeds 200% of the conversion price of the 8.00% Notes then in effect for 30 consecutive trading days, all of the outstanding 8.00% Notes will be automatically converted into common stock. Upon certain automatic and optional conversions of the 8.00% Notes, the Company will pay holders of the 8.00% Notes a make-whole premium by increasing the number of shares of common stock delivered upon such conversion. The number of additional shares per $1,000 principal amount of 8.00% Notes constituting the make-whole premium shall be equal to the quotient of (i) the aggregate principal amount of the 8.00% Notes so converted multiplied by 32.00%, less the aggregate interest paid on such Securities prior to the applicable Conversion Date divided by (ii) 95% of the volume-weighted average Closing Price of the common stock for the 10 trading days immediately preceding the Conversion Date. As of December 31, 2009, approximately $10.7 million of the 8.00% Notes had been converted resulting in the issuance of approximately 10.4 million shares of common stock. At December 31, 2009, $44.3 million in 8.00% Notes remained outstanding.

Subject to certain exceptions set forth in the supplemental indenture, if certain changes of control of the Company or events relating to the listing of the common stock occur (a “fundamental change”), the 8.00% Notes are subject to repurchase for cash at the option of the holders of all or any portion of the 8.00% Notes at a purchase price equal to 100% of the principal amount of the 8.00% Notes, plus a make-whole payment and accrued and unpaid interest, if any. Holders that require the Company to repurchase 8.00% Notes upon a fundamental change may elect to receive shares of common stock in lieu of cash. Such holders will receive a number of shares equal to (i) the number of shares they would have been entitled to receive upon conversion of the 8.00% Notes, plus (ii) a make-whole premium of 12% or 15%, depending on the date of the fundamental change and the amount of the consideration, if any, received by the Company’s stockholders in connection with the fundamental change.

The indenture governing the 8.00% Notes contains customary financial reporting requirements. The indenture also provides that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of fundamental change, failure to convert the 8.00% Notes when required, acceleration of other material indebtedness and failure to pay material judgments, either the trustee or the holders of 25% in aggregate principal amount of the 8.00% Notes may declare the principal of the 8.00% Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company or its significant subsidiaries, the principal amount of the 8.00% Notes and accrued interest automatically becomes due and payable.

The Company evaluated the various embedded derivatives resulting from the conversion rights and features within the Indenture for bifurcation from the 8.00% Notes. Based upon its detailed assessment, the Company concluded that the conversion rights and features could not be either excluded from bifurcation as a result of being clearly and closely related to the 8.00% Notes or were not indexed to the Company’s common stock and could not be classified in stockholders’ equity if freestanding. The Company recorded this compound embedded derivative liability as a component of Other Non-Current Liabilities on its Consolidated Balance Sheet with a corresponding debt discount which is netted with the face value of the 8.00% Notes. The Company is accreting the debt discount associated with the compound embedded derivative liability to interest expense over the term of the 8.00% Notes using an effective interest rate method. The fair value of the compound embedded derivative liability is being marked-to-market at the end of each reporting period, with any changes in value reported as “Derivative loss, net” in the Consolidated Statements of Operations. The Company determined the fair value of the compound embedded derivative using a Monte Carlo simulation model based upon a risk-neutral stock price model.

Due to the cash settlement provisions and reset features in the Warrants, the Company recorded the Warrants as a component of Other Non-Current Liabilities on its Consolidated Balance Sheet with a corresponding debt discount which is netted with the face value of the 8.00% Notes. The Company is accreting the debt discount associated with the Warrants liability to interest expense over the term of the 8.00% Notes using an effective interest rate method. The fair value of the Warrants liability will be marked-to-market at the end of each reporting period, with any changes in value reported as “Derivative loss, net” in the Consolidated Statements of Operations. The Company determined the fair value of the Warrants derivative using a Monte Carlo simulation model based upon a risk-neutral stock price model.

The Company allocated the proceeds received from the 8.00% Notes among the conversion rights and features, the detachable Warrants and the remainder to the underlying debt. The Company netted the debt discount associated with the conversion rights and features and Warrants against the face value of the 8.00% Notes to determine the carrying amount of the 8.00% Notes. The accretion of debt discount will increase the carrying amount of the debt over the term of the 8.00% Notes. The Company allocated the proceeds at issuance as follows (in thousands):

Fair value of compound embedded derivative	$23,542
Fair value of Warrants	12,791
Debt	18,667
Face Value of 8.00% Notes	$55,000

Amended and restated credit agreement

On August 16, 2006, the Company entered into an amended and restated credit agreement with Wachovia Investment Holdings, LLC, as administrative agent and swingline lender, and Wachovia Bank, National Association, as issuing lender, which was subsequently amended on September 29 and October 26, 2006. On December 17, 2007, Thermo was assigned all the rights (except indemnification rights) and assumed all the obligations of the administrative agent and the lenders under the amended and restated credit agreement and the credit agreement was again amended and restated. On December 18, 2008, the Company entered into a First Amendment to Second Amended and Restated Credit Agreement with Thermo, as lender and administrative agent, to increase the amount available to Globalstar under the revolving credit facility from $50.0 million to $100.0 million. In May 2009, $7.5 million outstanding under the $200 million credit agreement was converted into 10 million shares of the Company’s common stock. As of December 31, 2008, the Company had drawn $66.1 million of the revolving credit facility and the entire $100.0 million delayed draw term loan facility was outstanding.

On June 19, 2009, Thermo exchanged all of the outstanding secured debt (including accrued interest) owed to it by the Company under the credit agreement, which totaled approximately $180.2 million, for one share of Series A Convertible Preferred Stock (the Series A Preferred), and the credit agreement was terminated. In December 2009, the one share of Series A Preferred was converted into 109,424,034 shares of voting common stock and 16,750,000 shares of non-voting common stock.

The Company determined that the exchange of debt for Series A Preferred was a capital transaction and did not record any gain as a result of this exchange.

The delayed draw term loan facility bore an annual commitment fee of 2.0% until drawn or terminated. Commitment fees related to the loans, incurred during 2009 and 2008 were not material. To hedge a portion of the interest rate risk with respect to the delayed draw term loan, the Company entered into a five-year interest rate swap agreement. The Company terminated this interest rate swap agreement on December 10, 2008 (see Note 13 “Derivatives”).

5.75% Convertible Senior Notes due 2028

The Company issued $150.0 million aggregate principal amount of 5.75% Notes pursuant to a Base Indenture and a Supplemental Indenture each dated as of April 15, 2008.

The Company placed approximately $25.5 million of the proceeds of the offering of the 5.75% Notes in an escrow account that is being used to make the first six scheduled semi-annual interest payments on the 5.75% Notes. The Company pledged its interest in this escrow account to the Trustee as security for these interest payments. At December 31, 2009 and 2008, the balance in the escrow account was $6.2 million and $14.4 million, respectively.

Except for the pledge of the escrow account, the 5.75% Notes are senior unsecured debt obligations of the Company. The 5.75% Notes mature on April 1, 2028 and bear interest at a rate of 5.75% per annum. Interest on the 5.75% Notes is payable semi-annually in arrears on April 1 and October 1 of each year.

Subject to certain exceptions set forth in the Indenture, the 5.75% Notes are subject to repurchase for cash at the option of the holders of all or any portion of the 5.75% Notes (i) on each of April 1, 2013, April 1, 2018 and April 1, 2023 or (ii) upon a fundamental change, both at a purchase price equal to 100% of the principal amount of the 5.75% Notes, plus accrued and unpaid interest, if any. A fundamental change will occur upon certain changes in the ownership of the Company, or certain events relating to the trading of the Company’s common stock.

Holders may convert their 5.75% Notes into shares of common stock at their option at any time prior to maturity, subject to the Company’s option to deliver cash in lieu of all or a portion of the share. The 5.75% Notes are convertible at an initial conversion rate of 166.1820 shares of common stock per $1,000 principal amount of 5.75% Notes, subject to adjustment. In addition to receiving the applicable amount of shares of common stock or cash in lieu of all or a portion of the shares, holders of 5.75% Notes who convert them prior to April 1, 2011 will receive the cash proceeds from the sale by the Escrow Agent of the portion of the government securities in the escrow account that are remaining with respect to any of the first six interest payments that have not been made on the 5.75% Notes being converted.

Holders who convert their 5.75% Notes in connection with certain events occurring on or prior to April 1, 2013 constituting a “make whole fundamental change” (as defined below) will be entitled to an increase in the conversion rate as specified in the indenture governing the 5.75% Notes. The number of additional shares by which the applicable base conversion rate will be increased will be determined by reference to the applicable table below and is based on the date on which the make whole fundamental change becomes effective (the effective date) and the price (the stock price) paid, or deemed paid, per share of the Company’s common stock in the make whole fundamental change, subject to adjustment as described below. If the holders of common stock receive only cash in a make whole fundamental change, the stock price will be the cash amount paid per share of the Company’s common stock. Otherwise, the stock price will be the average of the closing sale prices of the Company’s common stock for each of the 10 consecutive trading days prior to, but excluding, the relevant effective date.

The events that constitute a make whole fundamental change are as follows:

•
Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% of more (or if such person is Thermo Capital Partners LLC, 70% or more) of the total voting power of all outstanding voting stock of the Company;

•
The Company consolidates with, or merges with or into, another person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person;

•	The adoption of a plan of liquidation or dissolution of the Company; or

•
The Company’s common stock (or other common stock into which the Notes are then convertible) is not listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States.

The stock prices set forth in the first column of the Make Whole Table below will be adjusted as of any date on which the base conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjusted multiplied by a fraction, the numerator of which is the base conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The base conversion rate adjustment amounts set forth in the table below will be adjusted in the same manner as the base conversion rate.

	Effective Date Make Whole Premium (Increase in Applicable Base Conversion Rate)
Stock Price on Effective Date	April 15, 2008	April 1, 2009	April 1, 2010	April 1, 2011	April 1, 2012	April 1, 2013
$4.15	74.7818	74.7818	74.7818	74.7818	74.7818	74.7818
$5.00	74.7818	64.8342	51.4077	38.9804	29.2910	33.8180
$6.00	74.7818	63.9801	51.4158	38.2260	24.0003	0.4847
$7.00	63.9283	53.8295	42.6844	30.6779	17.2388	0.0000
$8.00	55.1934	46.3816	36.6610	26.0029	14.2808	0.0000
$10.00	42.8698	36.0342	28.5164	20.1806	11.0823	0.0000
$20.00	18.5313	15.7624	12.4774	8.8928	4.9445	0.0000
$30.00	10.5642	8.8990	7.1438	5.1356	2.8997	0.0000
$40.00	6.6227	5.5262	4.4811	3.2576	1.8772	0.0000
$50.00	4.1965	3.5475	2.8790	2.1317	1.2635	0.0000
$75.00	1.4038	1.1810	0.9358	0.6740	0.4466	0.0000
$100.00	0.4174	0.2992	0.1899	0.0985	0.0663	0.0000

The actual stock price and effective date may not be set forth in the table above, in which case:

•
If the actual stock price on the effective date is between two stock prices in the table or the actual effective date is between two effective dates in the table, the amount of the base conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	If the actual stock price on the effective date exceeds $100.00 per share of the Company’s common stock (subject to adjustment), no adjustment to the base conversion rate will be made; and

•	If the actual stock price on the effective date is less than $4.15 per share of the Company’s common stock (subject to adjustment), no adjustment to the base conversion rate will be made.

Notwithstanding the foregoing, the base conversion rate will not exceed 240.9638 shares of common stock per $1,000 principal amount of 5.75% Notes, subject to adjustment in the same manner as the base conversion rate.

Except as described above with respect to holders of 5.75% Notes who convert their 5.75% Notes prior to April 1, 2013, there is no circumstance in which holders could receive cash in addition to the maximum number of shares of common stock issuable upon conversion of the 5.75% Notes.

If the Company makes at least 10 scheduled semi-annual interest payments, the 5.75% Notes are subject to redemption at the Company’s option at any time on or after April 1, 2013, at a price equal to 100% of the principal amount of the 5.75% Notes to be redeemed, plus accrued and unpaid interest, if any.

The indenture governing the 5.75% Notes contains customary financial reporting requirements and also contains restrictions on mergers and asset sales. The indenture also provides that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of fundamental change, failure to convert the 5.75% Notes when required, acceleration of other material indebtedness and failure to pay material judgments, either the trustee or the holders of 25% in aggregate principal amount of the 5.75% Notes may declare the principal of the 5.75% Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company or its significant subsidiaries, the principal amount of the 5.75% Notes and accrued interest automatically becomes due and payable.

Conversion of 5.75% Notes

In 2008, $36.0 million aggregate principal amount of 5.75% Notes, or 24% of the 5.75% Notes originally issued, were converted into common stock. The Company also exchanged an additional $42.2 million aggregate principal amount of 5.75% Notes, or 28% of the 5.75% Notes originally issued for a combination of common stock and cash. The Company has issued approximately 23.6 million shares of its common stock and paid a nominal amount of cash for fractional shares in connection with the conversions and exchanges. In addition, the holders whose 5.75% Notes were converted or exchanged received an early conversion make whole amount of approximately $9.3 million representing the next five semi-annual interest payments that would have become due on the converted 5.75% Notes, which was paid from funds in an escrow account maintained for the benefit of the holders of 5.75% Notes. In the exchanges, 5.75% Note holders received additional consideration in the form of cash payments or additional shares of the Company’s common stock in the amount of approximately $1.1 million to induce exchanges. After these transactions, approximately $71.8 million aggregate principal amount of 5.75% Notes remained outstanding at December 31, 2009 and 2008.

Common Stock Offering and Share Lending Agreement

Concurrently with the offering of the 5.75% Notes, the Company entered into a share lending agreement (the “Share Lending Agreement”) with Merrill Lynch International (the Borrower), pursuant to which the Company agreed to lend up to 36,144,570 shares of common stock (the Borrowed Shares) to the Borrower, subject to certain adjustments, for a period ending on the earliest of (i) at the Company’s option, at any time after the entire principal amount of the 5.75% Notes ceases to be outstanding, (ii) the written agreement of the Company and the Borrower to terminate, (iii) the occurrence of a Borrower default, at the option of Lender, and (iv) the occurrence of a Lender default, at the option of the Borrower. Pursuant to the Share Lending Agreement, upon the termination of the share loan, the Borrower must return the Borrowed Shares to the Company. Upon the conversion of 5.75% Notes (in whole or in part), a number of Borrowed Shares proportional to the conversion rate for such notes must be returned to the Company. At the Company’s election, the Borrower may deliver cash equal to the market value of the corresponding Borrowed Shares instead of returning to the Company the Borrowed Shares otherwise required by conversions of 5.75% Notes.

Pursuant to and upon the terms of the Share Lending Agreement, the Company will issue and lend the Borrowed Shares to the Borrower as a share loan. The Borrowing Agent also is acting as an underwriter with respect to the Borrowed Shares, which are being offered to the public. The Borrowed Shares included approximately 32.0 million shares of common stock initially loaned by the Company to the Borrower on separate occasions, delivered pursuant to the Share Lending Agreement and the Underwriting Agreement, and an additional 4.1 million shares of common stock that, from time to time, may be borrowed from the Company by the Borrower pursuant to the Share Lending Agreement and the Underwriting Agreement and subsequently offered and sold at prevailing market prices at the time of sale or negotiated prices. The Borrowed Shares are free trading shares. At December 31, 2009, approximately 17.3 million Borrowed Shares remained outstanding.

The Company did not receive any proceeds from the sale of the Borrowed Shares pursuant to the Share Lending Agreement, and it will not reserve any proceeds from any future sale. The Borrower has received all of the proceeds from the sale of Borrowed Shares pursuant to the Share Lending Agreement and will receive all of the proceeds from any future sale. At the Company’s election, the Borrower may remit cash equal to the market value of the corresponding Borrowed Shares instead of returning the Borrowed Shares due back to the Company as a result of conversions by 5.75% Note holders.

The Borrowed Shares are treated as issued and outstanding for corporate law purposes, and accordingly, the holders of the Borrowed Shares will have all of the rights of a holder of the Company’s outstanding shares, including the right to vote the shares on all matters submitted to a vote of the Company’s stockholders and the right to receive any dividends or other distributions that the Company may pay or makes on its outstanding shares of common stock. However, under the Share Lending Agreement, the Borrower has agreed:

•	To pay, within one business day after the relevant payment date, to the Company an amount equal to any cash dividends that the Company pays on the Borrowed Shares; and

•	To pay or deliver to the Company, upon termination of the loan of Borrowed Shares, any other distribution, in liquidation or otherwise, that the Company makes on the Borrowed Shares.

To the extent the Borrowed Shares the Company initially lent under the share lending agreement and offered in the common stock offering have not been sold or returned to it, the Borrower has agreed that it will not vote any such Borrowed Shares. The Borrower has also agreed under the Share Lending Agreement that it will not transfer or dispose of any Borrowed Shares, other than to its affiliates, unless the transfer or disposition is pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from the Borrower (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of the Company’s common stock.

On December 18, 2008, the Company entered into Amendment No. 1 to the Share Lending Agreement with the Borrower and the Borrowing Agent. Pursuant to Amendment No.1, the Company has the option to request the Borrower to deliver cash instead of returning Borrowed Shares upon any termination of loans at the Borrower’s option, at the termination date of the Share Lending Agreement or when the outstanding loaned shares exceed the maximum number of shares permitted under the Share Lending Agreement. The consent of the Borrower is required for any cash settlement, which consent may not be unreasonably withheld, subject to the Borrower’s determination of applicable legal, regulatory or self-regulatory requirements or other internal policies. Any loans settled in shares of Company common stock will be subject to a return fee based on the stock price as agreed by the Company and the Borrower. The return fee will not be less than $0.005 per share or exceed $0.05 per share.

The Company evaluated the various embedded derivatives within the Indenture for bifurcation from the 5.75% Notes. Based upon its detailed assessment, the Company concluded that these embedded derivatives were either (i) excluded from bifurcation as a result of being clearly and closely related to the 5.75% Notes or are indexed to the Company’s common stock and would be classified in stockholders’ equity if freestanding or (ii) the fair value of the embedded derivatives was estimated to be immaterial.

In May 2008, the FASB issued guidance regarding accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). The guidance requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. As such, the initial debt proceeds from the sale of the Company’s 5.75% Notes are required to be allocated between a liability component and an equity component as of the debt issuance date. The resulting debt discount is amortized over the instrument’s expected life as additional non-cash interest expense.

Upon adoption of the accounting guidance the Company recorded a decrease in long-term debt of approximately $23.1 million; an increase in its stockholders’ equity of approximately $28.3 million; and an increase in its net property, plant and equipment of approximately $5.9 million as of December 31, 2008. This adoption changed the Company’s full year 2008 Consolidated Statement of Operations, because the gains associated with conversions and exchanges of 5.75% Notes in 2008 were recorded in stockholders’ equity prior to adoption of this standard. This adoption impacted the Company’s Consolidated Statement of Operations for 2008 by reducing the net loss by approximately $52.9 million. At December 31, 2009 and 2008, the remaining term for amortization associated with debt discount was approximately 39 and 51 months, respectively. The annual effective interest rate utilized for the amortization of debt discount during 2009 and 2008 was 9.14%. The interest cost associated with the coupon rate on the 5.75% Notes plus the corresponding debt discount amortized during 2009 and 2008, was $8.8 million and $11.7 million, respectively, all of which was capitalized. The carrying amount of the equity and liability component, as of December 31, 2009 and 2008, is presented below (in thousands)

	December 31, 2009	December 31, 2008
Equity	$54,675	$54,675
Liability:
Principal	71,804	71,804
Unamortized debt discount	(18,445)	(23,134)
Net carrying amount of liability	$53,359	$48,670

Vendor Financing

In July 2008 the Company amended the agreement with the Launch Provider for the launch of the Company’s second-generation satellites and certain pre and post-launch services. Under the amended terms, the Company could defer payment on up to 75% of certain amounts due to the Launch Provider. The deferred payments incurred annual interest at 8.5% to 12%. In June 2009, the Company and the Launch Provider again amended their agreement modifying the agreement in certain respects including cancelling the deferred payment provisions. The Company paid all deferred amounts to the vendor in July 2009.

In September 2008 the Company amended its agreement with Hughes for the construction of its RAN ground network equipment and software upgrades for installation at a number of the Company’s satellite gateway ground stations and satellite interface chips to be a part of the UTS in various next-generation Globalstar devices. Under the amended terms, the Company deferred certain payments due under the contract in 2008 and 2009 to December 2009. The deferred payments incurred annual interest at 10%. In June 2009, the Company and Hughes further amended their agreement modifying the agreement in certain respects including cancelling the deferred payment provisions. The Company paid all deferred amounts to the vendor in July 2009.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures the financial assets and liabilities listed below on a recurring basis and reports on a fair value basis. The Company classifies its fair value measurements in one of the following three categories:

Level 1:   Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:   Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

The Company uses observable pricing inputs including benchmark yields, reported trades, and broker/dealer quotes. The financial assets in Level 2 include the interest rate cap derivative instrument.

Level 3:   Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The derivative liabilities in Level 3 include the compound embedded conversion option in the 8.00% Notes and warrants issued with the 8.00% Notes and contingent equity agreement. The Company marks-to-market these liabilities at each reporting date with the changes in fair value recognized in the Company’s results of operations. The Company utilizes valuation models that rely exclusively on Level 3 inputs including, among other things: (i) the underlying features of each item, including reset features, make whole premiums, etc. (see Note 15); (ii) stock price volatility ranges from 34% – 117%; (iii) risk-free interest rates ranges from 0.47% – 3.85%; (iv) dividend yield of 0%; (v) conversion prices of $1.78; and (vi) market price at the valuation date of $0.87.

The Company had no financial instruments measured on a recurring basis at December 31, 2008. The following table presents the financial instruments that are carried at fair value as of December 31, 2009:

			Fair Value Measurements at December 31, 2009 using
(In Thousands)	December 31, 2008		Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Other assets:
Interest rate cap derivative	$	N/A	$—	$6,801	$—	$6,801
Total other assets measured at fair value		N/A	—	$6,801	—	6,801
Other non-current liabilities:
Compound embedded conversion option		N/A	—	—	(14,235)	(14,235)
Warrants issued with 8.00% Notes		N/A	—	—	(27,711)	(27,711)
Warrants issued with contingent equity agreements		N/A	—	—	(7,809)	(7,809)
Total non-current liabilities measured at fair value		$—	$—	$—	$(49,755)	$(49,755)

The following tables present a reconciliation for all assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3) for 2009 as follows (in thousands):

Balance at December 31, 2008	$—
Issuance of compound embedded conversion option and warrant liabilities	(42,333)
Derivative adjustment related to conversions	2,539
Unrealized loss, included in derivative loss, net on the income statement	(9,961)
Balance at December 31, 2009	$(49,755)

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(In thousands, except per share amounts)
Total revenue	$15,163	$15,716	$17,521	$15,879
Net loss	$(21,758)	$(13,762)	$(5,519)	$(33,884)
Basic loss per common share	$(0.20)	$(0.12)	$(0.04)	$(0.22)
Diluted loss per common share	$(0.20)	$(0.12)	$(0.04)	$(0.22)
Shares used in basic per share calculations	111,308	116,580	127.527	155,151
Shares used in diluted per share calculations	111,308	116,580	127,527	155,151

	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(In thousands, except per share amounts)
Total revenue	$22,134	$22,999	$22,525	$18,397
Net income (loss)	$(6,635)	$(7,177)	$(26,019)	$17,039
Basic earnings (loss) per common share	$(0.08)	$(0.09)	$(0.31)	$0.20
Diluted earnings (loss) per common share	$(0.08)	$(0.09)	$(0.31)	$0.20
Shares used in basic per share calculations	82,448	84,029	84,631	86,422
Shares used in diluted per share calculations	82,448	84,029	84,631	86,422

18. SUBSEQUENT EVENTS

On January 19, 2010, Thermo Funding Company LLC (Thermo) and the Company agreed to covert its short-term debt of $2,259,531 (plus accrued interest) into 2,525,750 shares of nonvoting common stock.

After this transaction, Thermo owned approximately 69.8% of the Company’s outstanding equity and 67.7% of its voting power. Additionally, Thermo owns Warrants and 8.00% Notes that may be converted into or exercised for additional shares of common stock.

19. RETROSPECTIVE ADOPTION OF ACCOUNTING STANDARDS UPDATE NO. 2009-15

Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance
Effective January 1, 2010, the Company adopted the FASB’s updated guidance on accounting for share loan facilities. This guidance requires that share-lending arrangements be measured at fair value at the date of issuance and recognized as debt issuance cost with an offset to paid-in-capital. The issuance cost is required to be amortized as interest expense over the life of the financing arrangement. Per Company policy, this amortized debt issuance cost was capitalized as construction in process related to its second generation satellite constellation and, therefore, included in property and equipment, net on the Consolidated Balance Sheets. The standard also requires additional disclosures including a description of the terms of the arrangement and the reason for entering into the arrangement. As described more fully in Note 15, the Company was obligated to lend up to 36.1 million shares of its common stock in conjunction with its 2008 $150.0 million convertible debt issuance that is subject to the provisions of this updated guidance.
The Company has retrospectively revised the Consolidated Statements of Operations for the years ended December 31, 2009 and 2008  and  the Consolidated Balance Sheets as of December 31, 2009 and 2008 to reflect the adoption of this updated guidance. In addition, the Company revised Notes 2, 4, 8, 9, 15, 16 and 17 to reflect the retrospective adoption.
The following table illustrates the impact of this adoption on the Company’s Consolidated Balance Sheets as of December 31, 2009 and 2008 and the Consolidated Statements of Operations for the years ended December 31, 2009 and 2008:

	For the Year Ended December 31, 2009
	As Originally Reported	Effect of Change	As Revised
	(In thousands)
Weighted average shares outstanding – basic	145,430	(17,300)	128,130
Weighted average shares outstanding – diluted	145,430	(17,300)	128,130
Basic loss per share	$(0.52)	$(0.06)	$(0.58)
Diluted loss per share	$(0.52)	$(0.06)	$(0.58)

	As of December 31, 2009
	As Originally Reported	Effect of Change	As Revised
	(In thousands)
Property and equipment, net	$961,768	$3,153	$964,921
Deferred financing costs	$64,156	$5,491	$69,647
Additional paid-in capital	$684,539	$16,275	$700,814
Retained deficit	$(95,702)	$(7,631)	$(103,333)

	For the Year Ended December 31, 2008
	As Originally Reported	Effect of Change	As Revised
	(In thousands)
Gain on extinguishment of debt	$49,042	$7,631	$41,411

Net loss	$15,161	$7,631	$22,792
Weighted average shares outstanding – basic	86,405	(927)	85,478
Weighted average shares outstanding – diluted	86,405	(927)	85,478
Basic loss per share	$(0.18)	$(0.09)	$(0.27)
Diluted loss per share	$(0.18)	$(0.09)	$(0.27)

	As of December 31, 2008
	As Originally Reported	Effect of Change	As Revised
	(In thousands)
Property and equipment, net	$642,264	$1,767	$644,031
Deferred financing costs	$1,425	$6,877	$8,302
Additional paid-in capital	$463,822	$16,275	$480,097
Retained deficit	$(20,779)	$(7,631)	$(28,410)

Upon adoption of the FASB’s updated guidance on accounting for own-share lending arrangements, the share loan agreement was valued at $16.3 million and was classified as deferred financing costs to be amortized utilizing the effective interest rate method over a period of five years. The fair value of the share loan was estimated using significant unobservable inputs as the difference between the fair value of the shares loaned to the Borrower and the present value of the shares to be returned and other consideration provided to the Company, pursuant to the Share Lending Agreement. A Black-Scholes Option Pricing model was used to estimate the value of the note holders’ right to convert the 5.75% Notes into shares of common stock under certain scenarios. A risk neutral binomial model was also used to simulate possible stock price outcomes and the probabilities thereof.

In the fourth quarter of 2008, in accordance with the conversion of a portion of the 5.75% Notes as described in Note 15, $7.6 million of the unamortized deferred financing costs were written off reducing the gain from extinguishment of debt in the Consolidated Statement of Operations for that period. For the years ended December 31, 2009 and 2008, approximately $1.4 million and $1.8 million of deferred financing costs were amortized and included in capitalized interest. At December 31, 2009, $5.5 million of the deferred financing costs remained unamortized and approximately 17.3 million Borrowed Shares valued at approximately $15.1 million remained outstanding.

If on the date on which the Borrower is required to return Borrowed Shares, the purchase of common stock by the Borrower in an amount equal to all or any portion of the number of the Borrowed Shares to be delivered to the Company shall (i) be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority, (iii) require the prior consent of any court, tribunal or governmental authority prior to any such repurchase or (iv) subject the Borrower, in the commercially reasonable judgment of Borrower, to any liability or potential liability under any applicable federal securities laws (other than share transfers pursuant to the Share Lending Agreement and Section 16(b) of the Exchange Act or illiquidity in the market for Common Stock, each of (i), (ii), (iii) and (iv), a “Legal Obstacle”), then, in each case, the Borrower shall immediately notify the Company of the Legal Obstacle and the basis therefore, whereupon the Borrower’s obligation to deliver Loaned Shares to the Company shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuation of any Repayment Suspension, the Borrower shall use its reasonable best efforts to remove or cure the Legal Obstacle as soon as practicable; provided that, the Company shall promptly reimburse all costs and expenses (including legal counsel to the Borrower) incurred or, at the Borrower’s election, provide reasonably adequate surety or guarantee for any such costs and expenses that may be incurred by the Borrower, in each case in removing or curing such Legal Obstacle. If the Borrower is unable to remove or cure the Legal Obstacle within a reasonable period of time under the circumstances, the Borrower shall pay the Company, in lieu of the delivery of Borrowed Shares otherwise required to be delivered, an amount in immediately available funds equal to the product of the Closing Price as of the Business Day immediately preceding the date the Borrower makes such payment and the number of Borrowed Shares otherwise required to be delivered.